Exhibit 99.6

PART II

Item 8. Financial Statements and Supplementary Data

Note: The information contained in this Item has been updated to recast certain prior period consolidated financial information to reflect our retrospective application of the new revenue accounting standard ASU No. 2014-09 "Revenue from Contracts with Customers (Topic 606)" ("ASU 2014-09"). The resulting changes are as follows:

•	The Report of Independent Registered Public Accounting Firm has been updated as of May 9, 2018.

•
The consolidated balance sheets as of December 31, 2017 and 2016, and statements of earnings, comprehensive earnings, equity, and cash flows for each of the years in the three-year period ended December 31, 2017 have been recast to reflect our retrospective application of ASU No. 2014-09.

•
The following notes to the consolidated financial statements have been recast to reflect our retrospective application of ASU No. 2014-09: (2) Basis of Presentation- (e) Trade Receivables, (k) Deferred Contract Costs, (n) Revenue Recognition, and (s) Net Earnings per Share; (3) Changes in Accounting Policies; (4) Revenue Recognition; (5) Acquisitions; (8) Intangible Assets; (10) Deferred Contract Costs; (14) Income Taxes; (19) Related Party Transactions; and (21) Segment Information.

This Item has not been updated for any other changes since the filing of the 2017 Annual Report on Form 10-K (“2017 Annual Report”) with the U.S. Securities and Exchange Commission ("SEC") on February 22, 2018. For developments since the filing of the 2017 Annual Report, refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, and other filings by the Company with the SEC.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and board of directors
Fidelity National Information Services, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Fidelity National Information Services, Inc. and subsidiaries (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of earnings, comprehensive earnings, equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

Change in Accounting Principles

As discussed in Note 3 to the consolidated financial statements, the Company has changed its method of accounting for revenue in response to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, and the consolidated financial statements have been retrospectively adjusted to reflect this adoption.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“ PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/  KPMG LLP

We have served as the Company's auditor since 2004.

Jacksonville, Florida
May 9, 2018

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES

Consolidated Balance Sheets
December 31, 2017 and 2016
(In millions, except per share amounts)

	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$665	$683
Settlement deposits	677	520
Trade receivables, net	1,624	1,550
Contract assets	108	168
Settlement receivables	291	175
Other receivables	70	65
Prepaid expenses and other current assets	253	236
Deferred income taxes	—	101
Assets held for sale	—	863
Total current assets	3,688	4,361
Property and equipment, net	610	626
Goodwill	13,730	14,178
Intangible assets, net	3,885	4,590
Computer software, net	1,728	1,608
Deferred contract costs, net	354	300
Other noncurrent assets	531	363
Total assets	$24,526	$26,026
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,241	$1,146
Settlement payables	949	714
Deferred revenues	776	741
Current portion of long-term debt	1,045	332
Liabilities held for sale	—	279
Total current liabilities	4,011	3,212
Long-term debt, excluding current portion	7,718	10,146
Deferred income taxes	1,468	2,445
Deferred revenues	106	58
Other long-term liabilities	403	386
Total liabilities	13,706	16,247
Equity:
FIS stockholders’ equity:
Preferred stock, $0.01 par value, 200 shares authorized, none issued and outstanding as of December 31, 2017 and 2016	—	—
Common stock, $0.01 par value, 600 shares authorized, 432 and 431 shares issued as of December 31, 2017 and 2016, respectively	4	4
Additional paid in capital	10,534	10,380
Retained earnings	4,109	3,233
Accumulated other comprehensive earnings	(332)	(331)
Treasury stock, $0.01 par value, 99 and 103 shares as of December 31, 2017 and 2016, respectively, at cost	(3,604)	(3,611)
Total FIS stockholders’ equity	10,711	9,675
Noncontrolling interest	109	104
Total equity	10,820	9,779
Total liabilities and equity	$24,526	$26,026
The accompanying notes are an integral part of these consolidated financial statements.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
Consolidated Statements of Earnings
Years Ended December 31, 2017, 2016 and 2015
(In millions, except per share amounts)

	2017	2016	2015

Revenues (for related party activity, see note 19)	$8,668	$8,831	$6,260
Cost of revenues (for related party activity, see note 19)	5,794	5,895	4,071
Gross profit	2,874	2,936	2,189
Selling, general, and administrative expenses (for related party activity, see note19)	1,442	1,707	1,102
Operating income	1,432	1,229	1,087
Other income (expense):
Interest income	22	20	16
Interest expense	(359)	(403)	(199)
Other income (expense), net	(119)	(9)	121
Total other income (expense)	(456)	(392)	(62)
Earnings from continuing operations before income taxes and equity method investment earnings	976	837	1,025
Provision (benefit) for income taxes	(321)	291	375
Equity method investment earnings	(3)	—	—
Earnings from continuing operations, net of tax	1,294	546	650
Earnings (loss) from discontinued operations, net of tax	—	1	(7)
Net earnings	1,294	547	643
Net earnings attributable to noncontrolling interest	(33)	(22)	(19)
Net earnings attributable to FIS common stockholders	$1,261	$525	$624
Net earnings per share — basic from continuing operations attributable to FIS common stockholders	$3.82	$1.61	$2.21
Net earnings (loss) per share — basic from discontinued operations attributable to FIS common stockholders	—	—	(0.03)
Net earnings per share — basic attributable to FIS common stockholders *	$3.82	$1.61	$2.19
Weighted average shares outstanding — basic	330	326	285
Net earnings per share — diluted from continuing operations attributable to FIS common stockholders	$3.75	$1.59	$2.18
Net earnings (loss) per share — diluted from discontinued operations attributable to FIS common stockholders	—	—	(0.03)
Net earnings per share — diluted attributable to FIS common stockholders *	$3.75	$1.59	$2.16
Weighted average shares outstanding — diluted	336	330	289
Amounts attributable to FIS common stockholders:
Earnings from continuing operations, net of tax	$1,261	$524	$631
Earnings (loss) from discontinued operations, net of tax	—	1	(7)
Net earnings attributable to FIS common stockholders	$1,261	$525	$624
* Amounts may not sum due to rounding.
The accompanying notes are an integral part of these consolidated financial statements.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
Consolidated Statements of Comprehensive Earnings
Years Ended December 31, 2017, 2016 and 2015
(In millions)

	2017		2016		2015
Net earnings		$1,294		$547		$643
Other comprehensive earnings, before tax:
Unrealized gain (loss) on investments and derivatives	$(28)		$(4)		$(17)
Reclassification adjustment for gains (losses) included in net earnings	—		9		4
Unrealized gain (loss) on investments and derivatives, net	(28)		5		(13)
Foreign currency translation adjustments	23		(7)		(196)
Minimum pension liability adjustments	(8)		(1)		(1)
Other comprehensive earnings (loss), before tax	(13)		(3)		(210)
Provision for income tax expense (benefit) related to items of other comprehensive earnings	(11)		31		(5)
Other comprehensive earnings (loss), net of tax	$(2)	(2)	$(34)	(34)	$(205)	(205)
Comprehensive earnings		1,292		513		438
Net (earnings) loss attributable to noncontrolling interest		(33)		(22)		(19)
Other comprehensive (earnings) losses attributable to noncontrolling interest		1		(19)		32
Comprehensive earnings attributable to FIS common stockholders		$1,260		$472		$451

The accompanying notes are an integral part of these consolidated financial statements.

FIDELITY NATIONAL INFORMATION SERVICES, INC. AND SUBSIDIARIES Consolidated Statements of Equity Years ended December 31, 2017, 2016 and 2015 (In millions, except per share amounts)

			Amount
			FIS Stockholders
						Accumulated
	Number of shares			Additional		other
	Common	Treasury	Common	paid in	Retained	comprehensive	Treasury	Noncontrolling	Total
	shares	shares	stock	capital	earnings	earnings	stock	interest	equity
Balances, December 31, 2014	388	(103)	$4	$7,337	$2,747	$(107)	$(3,424)	$135	$6,692
Adoption of ASU No. 2014-09	—	—	—	—	(15)	—	—	—	(15)
Balances, January 1, 2015, as adjusted	388	(103)	4	7,337	2,732	(107)	(3,424)	135	6,677
Exercise of stock options and stock purchase rights	—	2	—	1	—	—	56	—	57
Treasury shares held for taxes due upon exercise of stock options	—	—	—	—	—	—	(20)	—	(20)
Excess income tax benefit from exercise of stock options	—	—	—	29	—	—	—	—	29
Stock-based compensation	—	—	—	98	—	—	—	—	98
Cash dividends declared ($1.04 per share) and other distributions	—	—	—	—	(306)	—	—	(27)	(333)
Purchases of treasury stock	—	(5)	—	—	—	—	(300)	—	(300)
SunGard acquisition	42	—	—	2,744	—	—	—	4	2,748
Other	—	—	—	1	—	—	1	(13)	(11)
Net earnings	—	—	—	—	624	—	—	19	643
Other comprehensive earnings, net of tax	—	—	—	—	—	(172)	—	(32)	(204)
Balances, December 31, 2015	430	(106)	$4	$10,210	$3,050	$(279)	$(3,687)	$86	$9,384
Issuance of restricted stock	1	—	—	—	—	—	—	—	—
Exercise of stock options	—	3	—	21	—	—	88	—	109
Treasury shares held for taxes due upon exercise of stock options	—	—	—	(24)	—	—	(16)	—	(40)
Excess income tax benefit from exercise of stock options	—	—	—	32	—	—	—	—	32
Stock-based compensation	—	—	—	137	—	—	—	—	137
Cash dividends declared ($1.04 per share) and other distributions	—	—	—	—	(342)	—	—	(23)	(365)
Other	—	—	—	4	—	—	4	—	8
Net earnings	—	—	—	—	525	—	—	22	547
Other comprehensive earnings, net of tax	—	—	—	—	—	(52)	—	19	(33)
Balances, December 31, 2016	431	(103)	$4	$10,380	$3,233	$(331)	$(3,611)	$104	$9,779
Issuance of restricted stock	1	—	—	—	—	—	—	—	—
Exercise of stock options	—	5	—	73	—	—	137	—	210
Treasury shares held for taxes due upon exercise of stock options	—	—	—	(28)	—	—	(25)	—	(53)
Stock-based compensation	—	—	—	109	—	—	—	—	109
Cash dividends declared ($1.16 per share) and other distributions	—	—	—	—	(385)	—	—	(27)	(412)
Purchases of treasury stock	—	(1)	—	—	—	—	(105)	—	(105)
Net earnings	—	—	—	—	1,261	—	—	33	1,294
Other comprehensive earnings, net of tax	—	—	—	—	—	(1)	—	(1)	(2)
Balances, December 31, 2017	432	(99)	$4	$10,534	$4,109	$(332)	$(3,604)	$109	$10,820
The accompanying notes are an integral part of these consolidated financial statements.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2017, 2016 and 2015
(In millions)

	2017	2016	2015
Cash flows from operating activities:
Net earnings	$1,294	$547	$643
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,366	1,153	656
Amortization of debt issue costs	19	19	11
Gain on sale of assets	(62)	—	(149)
Loss on extinguishment of debt	196	—	—
Stock-based compensation	107	137	98
Deferred income taxes	(985)	(190)	44
Excess income tax benefit from exercise of stock options	—	(32)	(29)
Other operating activities, net	—	(2)	4
Net changes in assets and liabilities, net of effects from acquisitions and foreign currency:
Trade receivables	(232)	42	(68)
Contract assets	62	19	(38)
Settlement activity	(51)	15	5
Prepaid expenses and other assets	(2)	(8)	(46)
Deferred contract costs	(153)	(121)	(107)
Deferred revenue	67	251	78
Accounts payable, accrued liabilities, and other liabilities	115	95	29
Net cash provided by operating activities	1,741	1,925	1,131

Cash flows from investing activities:
Additions to property and equipment	(145)	(145)	(133)
Additions to computer software	(468)	(471)	(282)
Acquisitions, net of cash acquired	—	—	(1,720)
Net proceeds from sale of assets	1,307	—	241
Other investing activities, net	(4)	(3)	(4)
Net cash provided by (used in) investing activities	690	(619)	(1,898)

Cash flows from financing activities:
Borrowings	9,615	7,745	13,216
Repayment of borrowings and capital lease obligations	(11,689)	(8,749)	(11,561)
Debt issuance costs	(13)	(25)	(37)
Excess income tax benefit from exercise of stock options	—	32	29
Proceeds from exercise of stock options	208	112	57
Treasury stock activity	(153)	(40)	(320)
Dividends paid	(385)	(341)	(305)
Distributions to Brazilian Venture partner	(23)	(20)	(24)
Other financing activities, net	(40)	(23)	(40)
Net cash (used in) provided by financing activities	(2,480)	(1,309)	1,015
Effect of foreign currency exchange rate changes on cash	31	4	(59)
Net increase (decrease) in cash and cash equivalents	(18)	1	189
Cash and cash equivalents, beginning of year	683	682	493
Cash and cash equivalents, end of year	$665	$683	$682

Supplemental cash flow information:
Cash paid for interest	$354	$351	$142
Cash paid for income taxes	$545	$341	$355
The accompanying notes are an integral part of these consolidated financial statements.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unless stated otherwise or the context otherwise requires, all references to “FIS,” “we,” the “Company” or the “registrant” are to Fidelity National Information Services, Inc., a Georgia corporation, and its subsidiaries.

(1)    Basis of Presentation

FIS is a global leader in financial services technology with a focus on retail and institutional banking, payments, asset and wealth management, risk and compliance, consulting and outsourcing solutions.

On August 12, 2015, FIS and certain of its wholly owned subsidiaries entered into an Agreement and Plan of Merger with SunGard and SunGard Capital Corp. II (collectively “SunGard”) pursuant to which, through a series of mergers, FIS acquired SunGard (collectively the "SunGard acquisition"). FIS completed the SunGard acquisition on November 30, 2015, and SunGard's results of operations and financial position are included in the Consolidated Financial Statements from and after the date of acquisition.

We report the results of our operations in three reporting segments: Integrated Financial Solutions (“IFS”), Global Financial Solutions (“GFS”) and Corporate and Other (Note 21).

(2)    Summary of Significant Accounting Policies

The following describes the significant accounting policies of the Company used in preparing the accompanying Consolidated Financial Statements.

(a)Principles of Consolidation

The Consolidated Financial Statements include the accounts of FIS, its wholly-owned subsidiaries and subsidiaries that are majority-owned. All significant intercompany profits, transactions and balances have been eliminated in consolidation.

(b)Cash and Cash Equivalents

The Company considers all cash on hand, money market funds and other highly liquid investments with original maturities of three months or less to be cash and cash equivalents. As part of the Company’s payment processing business, the Company provides cash settlement services to financial institutions and state and local governments. These services involve the movement of funds between the various parties associated with automated teller machines ("ATM"), point-of-sale or electronic benefit transactions ("EBT") and this activity results in a balance due to the Company at the end of each business day that it recoups over the next few business days. The in-transit balances due to the Company are included in cash and cash equivalents. The carrying amounts reported in the Consolidated Balance Sheets for these instruments approximate their fair value.  As of December 31, 2017, we had cash and cash equivalents of $665 million of which approximately $415 million is held by our foreign entities.

(c)Fair Value Measurements

Fair Value of Assets Acquired and Liabilities Assumed in Business Combinations

ASC Topic 805, Business Combinations, requires an acquirer to recognize, separately from goodwill, the identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree, and to measure these items generally at their acquisition date fair values. Goodwill is recorded as the residual amount by which the purchase price exceeds the fair value of the net assets acquired. Fair values are determined using the framework outlined below under Fair Value Hierarchy and the methodologies addressed in the individual subheadings. If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, we are required to report provisional amounts in the financial statements for the items for which the accounting is incomplete. Adjustments to provisional amounts initially recorded that are identified during the measurement period are recognized in the reporting period in which the adjustment amounts are determined. This includes any effect on earnings of changes in depreciation, amortization, or other income effects as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. During the measurement period, we are also required to recognize additional assets or liabilities if new information is obtained

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

about facts and circumstances that existed as of the acquisition date that, if known, would have resulted in the recognition of those assets and liabilities as of that date. The measurement period ends the sooner of one year from the combination date or when we receive the information we were seeking about facts and circumstances that existed as of the acquisition date or learn that more information is not obtainable.

Fair Value of Financial Instruments

The carrying amounts reported in the Consolidated Balance Sheets for receivables and accounts payable approximate their fair values because of their immediate or short-term maturities. The fair value of the Company’s long-term debt is estimated to be approximately $156 million and $183 million higher than the carrying value as of December 31, 2017 and 2016, respectively. These estimates are based on values of trades of our debt in close proximity to year end, which are considered Level 2-type measurements, as discussed below. These estimates are subjective in nature and involve uncertainties and significant judgment in the interpretation of current market data. Therefore, the values presented are not necessarily indicative of amounts the Company could realize or settle currently. The Company holds, or has held, certain derivative instruments, specifically interest rate swaps and foreign exchange forward contracts. Derivative instruments are valued using Level 2-type measurements.

Fair Value Hierarchy

The authoritative accounting literature defines fair value, establishes a framework for measuring fair value, and establishes a fair value hierarchy based on the quality of inputs used to measure fair value.

The fair value hierarchy includes three levels that are based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). If the inputs used to measure the fair value fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the asset or liability. The three levels of the fair value hierarchy are described below:

Level 1.  Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets.

Level 2.  Inputs to the valuation methodology include:

•Quoted prices for similar assets or liabilities in active markets;
•Quoted prices for identical or similar assets or liabilities in inactive markets;
•Inputs other than quoted prices that are observable for the asset or liability;

•	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3.  Inputs to the valuation methodology are unobservable and significant to the fair value measurement. Unobservable inputs are inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

Fair Value Measurements

Generally accepted accounting principles require that, subsequent to their initial recognition, certain assets be reviewed for impairment on a nonrecurring basis by comparison to their fair value. As more fully discussed in their respective subheadings below, this includes goodwill, long-lived assets, intangible assets, computer software and investments. There were no significant fair value measurement impairments for 2017, 2016 or 2015.

Contingent consideration liabilities recorded in connection with business acquisitions must also be adjusted for changes in fair value until settled.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(d)Derivative Financial Instruments

The Company accounts for derivative financial instruments in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 815, Derivatives and Hedging. During 2017, 2016 and 2015, the Company engaged in hedging activities relating to its variable rate debt through the use of interest rate swaps. The Company designates these interest rate swaps as cash flow hedges. The estimated fair values of the cash flow hedges are determined using Level 2 type measurements. They are recorded as an asset or liability of the Company and are included in the accompanying Consolidated Balance Sheets in prepaid expenses and other current assets, other non-current assets, accounts payable and accrued liabilities or other long-term liabilities, as appropriate, and as a component of accumulated other comprehensive earnings, net of deferred taxes. A portion of the amount included in accumulated other comprehensive earnings is recorded in interest expense as a yield adjustment as interest payments are made on the Company’s Term and Revolving Loans (Note 12).

The Company's foreign exchange risk management policy permits the use of derivative instruments, such as forward contracts and options, to reduce volatility in the Company's results of operations and/or cash flows resulting from foreign exchange rate fluctuations. During 2017 and 2016, the Company entered into foreign currency forward exchange contracts to hedge foreign currency exposure to intercompany loans. As of December 31, 2017 and 2016, the notional amount of these derivatives was approximately $0 million and $143 million, respectively, and the fair value was nominal. These derivatives have not been designated as hedges for accounting purposes.

The Company also utilizes derivative and non-derivative net investment hedges in order to reduce the volatility in the income statement caused by the impact of changes in foreign currency exchange rates on the investment in foreign denominated operations. The change in fair value of the net investment hedges due to remeasurement of the effective portion, net of tax, is recorded in other comprehensive income (loss). The ineffective portion of these hedging instruments impacts net income when the ineffectiveness occurs.

We also have used currency forward contracts to manage our exposure to fluctuations in costs caused by variations in Indian Rupee ("INR") exchange rates, however, we terminated those contracts in 2017. These INR forward contracts were designated as cash flow hedges. The fair value of these currency forward contracts was determined using currency exchange market rates, obtained from reliable, independent, third party banks, at the balance sheet date. The fair value of forward contracts was subject to changes in currency exchange rates. The Company had no ineffectiveness related to its use of currency forward contracts in connection with INR cash flow hedges.

In September 2015, the Company entered into treasury lock hedges with a total notional amount of $1.0 billion, reducing the risk of changes in the benchmark index component of the 10-year treasury yield. The Company designated these derivatives as cash flow hedges. On October 13, 2015, in conjunction with the pricing of the $4.5 billion senior notes, the Company terminated these treasury lock contracts for a cash settlement payment of $16 million, which was recorded as a component of Other Comprehensive Earnings and will be reclassified as an adjustment to interest expense over the ten years during which the related interest payments that were hedged will be recognized in income.

(e)Trade Receivables

A summary of trade receivables, net, as of December 31, 2017 and 2016 is as follows (in millions):

	2017	2016
Trade receivables	1,687	1,591
Allowance for doubtful accounts	(63)	(41)
Total trade receivables, net	$1,624	$1,550

When evaluating the adequacy of the allowance for doubtful accounts, the Company considers historical bad debts, customer creditworthiness, current economic trends, changes in customer payment terms and collection trends. Any change in the assumptions used may result in an additional allowance for doubtful accounts being recognized in the period in which the change occurs.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

A summary roll forward of the allowance for doubtful accounts for 2017, 2016 and 2015 is as follows (in millions):

Allowance for doubtful accounts as of December 31, 2014	$(16)
Bad debt expense	(10)
Write-offs, net of recoveries	10
Allowance for doubtful accounts as of December 31, 2015	(16)
Bad debt expense	(29)
Write-offs, net of recoveries	4
Allowance for doubtful accounts as of December 31, 2016	(41)
Bad debt expense	(26)
Write-offs, net of recoveries	4
Allowance for doubtful accounts as of December 31, 2017	$(63)

(f)Settlement Deposits, Receivables and Payables

We manage certain integrated electronic payment services and programs and wealth management processes for our clients that require us to hold and manage client cash balances used to fund their daily settlement activity. Settlement deposits represent funds we hold that were drawn from our clients to facilitate settlement activities. Settlement receivables represent amounts funded by us. Settlement payables consist of settlement deposits from clients, settlement payables to third parties and outstanding checks related to our settlement activities for which the right of offset does not exist or we do not intend to exercise our right of offset. Our accounting policy for such outstanding checks is to include them in settlement payables on the Consolidated Balance Sheets and operating cash flows on the Consolidated Statements of Cash Flows. The payment solution services that give rise to these settlement balances are separate and distinct from those settlement activities referred to under (b) Cash and Cash Equivalents, where the services we provide primarily facilitate the movement of funds.

(g)Goodwill

Goodwill represents the excess of cost over the fair value of identifiable assets acquired and liabilities assumed in business combinations. FASB ASC Topic 350, Intangibles — Goodwill and Other, requires that goodwill and other intangible assets with indefinite useful lives not be amortized, but rather be tested for impairment annually, or more frequently if circumstances indicate potential impairment. The guidance allows an entity first to assess qualitatively whether it is more likely than not that a reporting unit's carrying amount exceeds its fair value, referred to as "step zero." If an entity concludes that it is more likely than not that a reporting unit's fair value is less than its carrying amount (that is, a likelihood of more than 50 percent), the "step one" quantitative assessment must be performed for that reporting unit. ASC Topic 350 provides examples of events and circumstances that should be considered in performing the "step zero" qualitative assessment, including macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, events affecting a reporting unit or the entity as a whole and a sustained decrease in share price.

In applying the quantitative analysis, we determine the fair value of our reporting units based on a weighted average of multiple valuation techniques, principally a combination of an income approach and a market approach, which are Level 3 and Level 2 type measurements. The income approach calculates a value based upon the present value of estimated future cash flows, while the market approach uses earnings multiples of similarly situated guideline public companies. If the fair value of a reporting unit exceeds the carrying value of the reporting unit’s net assets, goodwill is not impaired and further testing is not required. We engaged independent specialists to perform valuations of our reporting units effective January 1, 2015 in conjunction with our re-segmentation. There was a substantial excess of fair value over carrying value for our reporting units in the 2015 independent valuations.

In conjunction with the organizational modifications in the first quarter of 2016, we reallocated goodwill associated with the reclassified businesses based on relative fair values as of January 1, 2016. We refreshed our step zero qualitative analysis identifying no indications of impairment for any of our reporting units.

The Company assesses goodwill for impairment on an annual basis during the fourth quarter using a September 30 measurement date unless circumstances require a more frequent measurement. For each of 2017, 2016, and 2015, we began

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our assessment with the step zero qualitative analysis. In performing the step zero qualitative analysis for each year, examining those factors most likely to affect our valuations, we concluded that it remained more likely than not that the fair value of each of our reporting units continued to exceed their carrying amounts. Consequently, we did not perform a step one quantitative analysis specifically for the purpose of our annual impairment test in any year presented in these financial statements.

(h)Long-Lived Assets

Long-lived assets and intangible assets with finite useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset, which are Level 3-type measurements. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

(i)Intangible Assets

The Company has intangible assets that consist primarily of customer relationships and trademarks that are recorded in connection with acquisitions at their fair value based on the results of valuation analyses. Customer relationships are amortized over their estimated useful lives using an accelerated method that takes into consideration expected customer attrition rates up to a 10-year period. Intangible assets with finite lives (principally customer relationships and certain trademarks) are reviewed for impairment in accordance with FASB ASC Section 360-10-35, Impairment or Disposal of Long-Lived Assets, while certain trademarks determined to have indefinite lives are reviewed for impairment at least annually in accordance with FASB ASC Topic 350. Similar to the guidance for goodwill, ASC Topic 350 allows an organization to first perform a qualitative assessment of whether it is more likely than not that an asset has been impaired.

We engaged independent specialists to perform a valuation of our indefinite lived intangible assets in 2016 and 2015, using a form of income approach valuation known as the relief-from-royalty method, which is a Level 3-type measurement. For 2017, we began our assessment of indefinite lived intangibles with the step zero qualitative analysis because there was a substantial excess of fair value over carrying value for each of our indefinite-lived intangible assets based on the 2016 and 2015 independent valuations. Based upon the results of these assessments, there were no indications of impairment.

(j)Computer Software

Computer software includes software acquired in business combinations, purchased software and capitalized software development costs. Software acquired in business combinations is generally valued using the relief-from-royalty method, a Level 3-type measurement. Purchased software is recorded at cost and amortized using the straight-line method over its estimated useful life and software acquired in business combinations is recorded at its fair value and amortized using straight-line or accelerated methods over its estimated useful life, ranging from five to 10 years.

The capitalization of software development costs is governed by FASB ASC Subtopic 985-20 if the software is to be sold, leased or otherwise marketed, or by FASB ASC Subtopic 350-40 if the software is for internal use. After the technological feasibility of the software has been established (for software to be marketed) or at the beginning of application development (for internal-use software), software development costs, which primarily include salaries and related payroll costs and costs of independent contractors incurred during development, are capitalized. Research and development costs incurred prior to the establishment of technological feasibility (for software to be marketed) or prior to application development (for internal-use software), are expensed as incurred. Software development costs are amortized on a product-by-product basis commencing on the date of general release (for software to be marketed) or the date placed in service (for internal-use software). Software development costs for software to be marketed are amortized using the greater of (1) the straight-line method over its estimated useful life, which ranges from three to 10 years, or (2) the ratio of current revenues to total anticipated revenues over its useful life.

(k)Deferred Contract Costs

The Company incurs costs as a result of both the origination and fulfillment of our contracts with customers. Origination costs relate primarily to the payment of sales commissions that are directly related to sales transactions. Fulfillment costs include the cost of implementation services related to SaaS and other cloud-based arrangements when the implementation

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service is not distinct from the ongoing service. When origination costs and fulfillment costs that will be used to satisfy future performance obligations are directly related to the execution of our contracts with customers, and the costs are recoverable under the contract, the costs are capitalized as a deferred contract cost.

Origination costs for contracts that contain a distinct software license recognized at a point in time are allocated between the license and all other performance obligations of the contract and amortized according to the pattern of performance for the respective obligations. Otherwise, origination costs are capitalized as a single asset for each contract and amortized using an appropriate single measure of performance considering all of the performance obligations in the contract. The Company amortizes origination costs over the expected benefit period to which the deferred contract cost relates. Origination costs related to initial contracts with a customer are amortized over the lesser of the useful life of the solution or the expected customer relationship period. Commissions paid on renewals are amortized over the renewal period. Capitalized fulfillment costs are amortized over the lesser of the useful life of the solution or the expected customer relationship period.

(l)Property and Equipment

Property and equipment is recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed primarily using the straight-line method based on the estimated useful lives of the related assets: 30 years for buildings and three to seven years for furniture, fixtures and computer equipment. Leasehold improvements are amortized using the straight-line method over the lesser of the initial term of the applicable lease or the estimated useful lives of such assets.

(m)Income Taxes

The Company recognizes deferred income tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities and expected benefits of using net operating loss and credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The impact on deferred income taxes of changes in tax rates and laws, if any, is reflected in the Consolidated Financial Statements in the period enacted. A valuation allowance is established for any portion of a deferred income tax asset for which management believes it is more likely than not that the Company will not be able to realize the benefits of all or a portion of that deferred income tax asset.

(n)Revenue Recognition

The Company generates revenues in a number of ways, including from the delivery of account or transaction based processing, professional services, software licensing, software as a service ("SaaS"), business process as a service ("BPaaS"), cloud revenue and software related services.

The Company enters into arrangements with customers to provide services, software and software-related services such as maintenance and implementation and training either individually or as part of an integrated offering of multiple services. At contract inception, the Company assesses the solutions and services promised in its contracts with customers and identifies a performance obligation for each promise to transfer to the customer a solution or service (or bundle of solutions or services) that is distinct - i.e., if a solution or service is separately identifiable from other items in the bundled package and if a customer can benefit from it on its own or with other resources that are readily available to the customer. To identify its performance obligations, the Company considers all of the solutions or services promised in the contract regardless of whether they are explicitly stated or are implied by customary business practices. The Company recognizes revenue when or as it satisfies a performance obligation by transferring control of a solution or service to a customer.

Revenue is measured based on the consideration that the Company expects to receive in a contract with a customer. The Company’s contracts with its customers frequently contain variable consideration. Variable consideration exists when the amount which the Company expects to receive in a contract is based on the occurrence or non-occurrence of future events, such as processing services performed under usage-based pricing arrangements or professional services billed on a time and materials basis. Variable consideration is also present in certain transactions in the form of discounts, credits, price concessions, penalties, and similar items. If the amount of a discount or rebate in a contract is fixed and not contingent, that discount or rebate is not variable consideration. The Company estimates variable consideration in its contracts primarily using the expected value method. In some contracts, the Company applies the most likely amount method by considering the single most likely

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amount in a limited range of possible consideration amounts. The Company develops estimates of variable consideration on the basis of both historical information and current trends. Variable consideration included in the transaction price is constrained such that a significant revenue reversal is not probable.

Taxes collected from customers and remitted to governmental authorities are not included in revenue. Postage costs associated with print and mail services are accounted for as a fulfillment cost and are included in cost of revenues.

Technology or service components from third parties are frequently embedded in or combined with our applications or service offerings. We are often responsible for billing the client in these arrangements and transmitting the applicable fees to the third party. The Company determines whether it is responsible for providing the actual solution or service as a principal, or for arranging for the solution or service to be provided by the third party as an agent. Judgment is applied to determine whether we are the principal or the agent by evaluating whether the Company has control of the solution or service prior to it being transferred to the customer. The principal versus agent assessment is performed at the performance obligation level. Indicators that the Company considers in determining if it has control include whether the Company is primarily responsible for fulfilling the promise to provide the specified solution or service to the customer, the Company has inventory risk and the Company has discretion in establishing the price the customer ultimately pays for the solution or service. Depending upon the level of our contractual responsibilities and obligations for delivering solutions to end customers, we have arrangements where we are the principal and recognize the gross amount billed to the customer and other arrangements where we are the agent and recognize the net amount retained.

Once the Company has determined the transaction price, the total transaction price is allocated to each performance obligation in a manner depicting the amount of consideration to which the Company expects to be entitled in exchange for transferring the solution(s) or service(s) to the customer (the “allocation objective”). If the allocation objective is met at contractual prices, no allocations are made. Otherwise, the Company allocates the transaction price to each performance obligation identified in the contract on a relative standalone selling price basis, except when the criteria are met for allocating variable consideration or a discount to one or more, but not all, performance obligations in the contract. The Company allocates variable consideration to one or more, but not all performance obligations when the terms of the variable payment relate specifically to the Company’s efforts to satisfy the performance obligation (or transfer the distinct solution or service) and when such allocation is consistent with the allocation objective when considering all performance obligations in the contract. Determining whether the criteria for allocating variable consideration to one or more, but not all, performance obligations in the contract requires significant judgment and may affect the timing and amount of revenue recognized. The Company does not typically meet the requirements to allocate discounts to one or more, but not all, performance obligations in a contract.

In order to determine the standalone selling price of its promised solutions or services, the Company conducts a regular analysis to determine whether various solutions or services have an observable standalone selling price. If the Company does not have an observable standalone selling price for a particular solution or service, then standalone selling price for that particular solution or service is estimated using all information that is reasonably available and maximizing observable inputs with approaches including historical pricing, cost plus a margin, adjusted market assessment, and residual approach.

The following describes the nature of the Company’s primary types of revenues and the revenue recognition policies and significant payment terms as they pertain to the types of transactions the Company enters into with its customers.

Processing Services Revenues

Processing services are primarily comprised of data processing and application management, including our SaaS, BPaaS and cloud offerings. Revenues from processing services are typically volume- or activity-based depending on factors such as the number of accounts processed, transactions or trades processed, users, number of hours of services or computer resources used. The payment terms may include tiered pricing structures with the base tier representing a minimum monthly usage fee. Pricing within the tiers typically resets on a monthly basis and minimum monthly volumes are generally met or exceeded. Contract lengths for processing services typically span multiple years. Payment is generally due in advance or in arrears on a monthly or quarterly basis and may include fixed or variable payment amounts depending on the specific payment terms and activity in the period.

For processing services revenues, the nature of the Company’s promise to the customer is to stand ready to provide continuous access to the Company’s processing platforms and perform an unspecified quantity of outsourced and transaction-processing services for a specified term or terms. Accordingly, processing services are generally viewed as a stand-ready

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performance obligation comprised of a series of distinct daily services. The Company typically satisfies its processing services performance obligations over time as the services are provided. A time-elapsed output method is used to measure progress because the Company’s efforts are expended evenly throughout the period given the nature of the promise is a stand-ready service. The Company has evaluated its variable payment terms related to its processing services revenues accounted for as a series of distinct days of service and concluded that they generally meet the criteria for allocating variable consideration entirely to one or more, but not all, performance obligations in a contract. Accordingly, when the criteria are met, variable amounts based on the number and type of services performed during a period are allocated to and recognized on the day in which the Company performs the related services. Fixed fees for processing services are generally recognized ratably over the contract period.

Professional Services Revenues

Professional services revenues are comprised of implementation, conversion, and programming services associated with the Company’s data processing and application management agreements, implementation or installation services related to licensed software, and other consulting services. A significant portion of our professional services revenues are derived from contracts for dedicated personnel resources who are often working full-time at a client site and under the client's direction. These revenues generally re-occur as contracts are renewed. Payment terms for professional services may be based on an upfront fixed fee, fixed upon the achievement of milestones, or on a time and materials basis.

In assessing whether implementation services provided on data processing, application management or software agreements are a distinct performance obligation, the Company considers whether the services are both capable of being distinct (i.e., can the customer benefit from the services alone or in combination with other resources that are readily available to the customer) and distinct within the context of the contract (i.e., separately identifiable from the other performance obligations in the contract). Implementation services and other professional services are typically considered distinct performance obligations. However, when these services involve significant customization or modification of an underlying solution or offering, or if the services are complex and not available from a third-party provider and must be completed prior to a customer having the ability to benefit from a solution or offering, then such services and the underlying solution or offering will be accounted for as a combined performance obligation.

The Company’s professional services that are accounted for as distinct performance obligations and that are billed on a fixed fee basis are typically satisfied as services are rendered; thus, the Company uses a cost-based input method, such as cost-to-cost or efforts expended (labor hours), to provide a faithful depiction of the transfer of those services. For professional services that are distinct and billed on a time and materials basis, revenue is generally recognized using an output method that corresponds with the time and materials billed and delivered, which is reflective of the transfer of the services to the customer. Professional services that are not distinct from an associated solution or offering are recognized over the common measure of progress for the overall performance obligation (typically a time-elapsed output measure that corresponds to the period over which the solution or offering is made available to the customer).

License and Software Related Revenues

The Company’s software licenses generally have significant stand-alone functionality to the customer upon delivery and are considered to be functional intellectual property (“IP”). Additionally, the nature of the Company’s promise in granting these software licenses to a customer is typically to provide the customer a right to use the Company’s intellectual property. The Company’s software licenses are generally considered distinct performance obligations, and revenue allocated to the software license is typically recognized at a point in time upon delivery of the license.

In conjunction with software licenses, the Company commonly provides the customer with additional services such as maintenance as well as associated implementation and other professional services related to the software license. Payments for maintenance are typically due annually, quarterly, or monthly in advance. Maintenance is typically comprised of technical support and unspecified updates and upgrades. The Company generally satisfies these performance obligations evenly using a time-elapsed output method over the contract term given there is no discernible pattern of performance. When a software license contract also includes professional services that provide significant modification or customization of the software license, the Company combines the software license and professional services into a single performance obligation, and revenue for the combined performance obligation is recognized as the professional services are provided consistent with the methods described above for professional services revenues.

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The Company has contracts where the licensed software is offered in conjunction with hosting services. The licensed software may be considered a separate performance obligation from the hosting services if the customer can take possession of the software during the contractual term without incurring a significant penalty and if it is feasible for the customer to run the software on its own infrastructure or hire a third party to host the software. If the licensed software and hosting services are separately identifiable, license revenues are recognized when the hosting services commence and it is within the customer's control to obtain a copy of the software, and hosting revenues are recognized using the time-elapsed output method as the service is provided. If the software license is not separately identifiable from the hosting service, then the related revenues for the combined performance obligation are recognized ratably over the hosting period.

Occasionally, the Company offers extended payment terms on its license transactions and evaluates whether any potential significant financing components exist. For certain of its business units, the Company will provide a software license through a rental model for customers who would prefer a periodic fee instead of a larger up-front payment. Revenue recognition under these arrangements follow the same recognition pattern as the arrangements outlined above; however, the customer generally pays for the software license and maintenance in monthly or quarterly installments as opposed to an upfront software license fee. Judgment is required to determine whether these arrangements contain a significant financing component. The Company evaluates whether there is a significant difference between the amount of promised consideration over the rental term and the cash selling price of the software license, and the overall impact of the time value of money on the transaction. Rental software license arrangements that include a significant financing component are adjusted for the time value of money at the Company’s incremental borrowing rate by recording a contract asset and interest income. The Company does not adjust the promised amount of consideration for the effects of the time value of money if it is expected, at contract inception, that the period between when the Company transfers a promised solution or service to a customer and when the customer pays for that solution or service will be one year or less.

Hardware and Other Revenues

Hardware and other miscellaneous revenues are generally recognized at a point in time upon delivery. The Company typically does not stock in inventory the hardware solutions sold but arranges for delivery of hardware from third-party suppliers. The Company determines whether hardware delivered from third-party suppliers should be recognized on a gross or net basis by evaluating whether the Company has control of the solution or service prior to it being transferred to the customer.

Material Rights

Some of the Company’s contracts with customers include options for the customer to acquire additional solutions or services in the future, including options to renew existing services. Options may represent a material right to acquire solutions or services if the discount is incremental to the range of discounts typically given for those solutions or services to that class of customer in that geographical area or market, and the customer would not have obtained the option without entering into the contract. If deemed to be a material right, the Company will account for the material right as a separate performance obligation and determine the standalone selling price based on directly observable prices when available. If the standalone selling price is not directly observable, then the Company estimates the standalone selling price to be equal to the discount that the customer would obtain by exercising the option, as adjusted for any discount that the customer would receive without exercising the option and for the likelihood that the option will be exercised.

(o)Cost of Revenue and Selling, General and Administrative Expenses

Cost of revenue includes payroll, employee benefits, occupancy costs and other costs associated with personnel employed in customer service and service delivery roles, including program design and development and professional services. Cost of revenue also includes data processing costs, amortization of software, customer relationship intangible assets and depreciation on operating assets.

Selling, general and administrative expenses include payroll, employee benefits, occupancy and other costs associated with personnel employed in sales, marketing, human resources, finance, risk management and other administrative roles. Selling, general and administrative expenses also include depreciation on non-operating corporate assets, advertising costs and other marketing-related programs.

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(p)Stock-Based Compensation Plans

The Company accounts for stock-based compensation plans using the fair value method. Thus, compensation cost is measured based on the fair value of the award at the grant date and is recognized over the service period. Certain of our stock awards also contain performance conditions. In those circumstances, compensation cost is recognized over the service period when it is probable the outcome of that performance condition will be achieved. If the Company concludes at any point prior to completion of the requisite service period that it is not probable that the performance condition will be met, any previously recorded expense would be reversed.

(q)Foreign Currency Translation

The functional currency for the foreign operations of the Company is either the U.S. Dollar or the local foreign currency. For foreign operations where the local currency is the functional currency, the translation into U.S. Dollars for consolidation is performed for balance sheet accounts using exchange rates in effect at the balance sheet date and for revenue and expense accounts using the average exchange rate during the period. The adjustments resulting from the translation are included in accumulated other comprehensive earnings (loss) in the Consolidated Statements of Equity and Consolidated Statements of Comprehensive Earnings and are excluded from net earnings.

Gains or losses resulting from foreign currency transactions are included in other income.

(r)Management Estimates

The preparation of these Consolidated Financial Statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(s)Net Earnings per Share

The basic weighted average shares and common stock equivalents for the years ended December 31, 2017, 2016 and 2015 are computed using the treasury stock method.

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Net earnings and earnings per share for the years ended December 31, 2017, 2016 and 2015 are as follows (in millions, except per share data):

	Year ended December 31,
	2017	2016	2015
Earnings from continuing operations attributable to FIS, net of tax	$1,261	$524	$631
Earnings (loss) from discontinued operations attributable to FIS, net of tax	—	1	(7)
Net earnings attributable to FIS common stockholders	$1,261	$525	$624
Weighted average shares outstanding — basic	330	326	285
Plus: Common stock equivalent shares	6	4	4
Weighted average shares outstanding — diluted	336	330	289
Net earnings per share — basic from continuing operations attributable to FIS common stockholders	$3.82	$1.61	$2.21
Net earnings (loss) per share — basic from discontinued operations attributable to FIS common stockholders	—	—	(0.03)
Net earnings per share — basic attributable to FIS common stockholders *	$3.82	$1.61	$2.19
Net earnings per share — diluted from continuing operations attributable to FIS common stockholders	$3.75	$1.59	$2.18
Net earnings (loss) per share — diluted from discontinued operations attributable to FIS common stockholders	—	—	(0.03)
Net earnings per share — diluted attributable to FIS common stockholders *	$3.75	$1.59	$2.16

* Amounts may not sum due to rounding.
Options to purchase approximately 4 million, 3 million and 4 million shares of our common stock for the years ended December 31, 2017, 2016 and 2015, respectively, were not included in the computation of diluted earnings per share because they were anti-dilutive.

(t)Certain Reclassifications

Certain reclassifications have been made in the 2016 and 2015 Consolidated Financial Statements to conform to the classifications used in 2017.

(3)    Changes in Accounting Policies

The Company adopted Topic 606, Revenue from Contracts with Customers, with a date of initial application of January 1, 2018. As a result, the Company has changed its accounting policy for revenue recognition. As a result of the adoption of Topic 606, these Consolidated Financial Statements and certain disclosures herein have been retrospectively recast. The details of the significant changes and quantitative impact of the changes are disclosed below.

The Company applied Topic 606 retrospectively using certain practical expedients in paragraph 606-10-65-1(f). For completed contracts that have variable consideration, the Company uses the transaction price at the date the contract was completed rather than estimating variable consideration amounts in the comparative reporting periods. Further, the Company does not disclose the amount of consideration allocated to the remaining performance obligations or an explanation of when the Company expects to recognize that amount as revenue for the 2016 and 2015 reporting periods presented before the date of the initial application. Lastly, the Company did not retrospectively restate contracts modified before the beginning of the earliest reporting period presented but reflects the aggregate effect of all modifications that occurred before the beginning of the earliest period presented.

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Principal vs. Agent Considerations

In customer transactions that also involve third parties, the Company determines whether it is responsible for providing the ultimate solution or service as a principal, or whether it is merely arranging for the solution or service to be provided by the third party as an agent. When the Company is acting as a principal in a transaction, the Company recognizes the gross amounts billed as revenue. When the Company is acting as an agent in a transaction, the Company recognizes the net amount retained as revenue. Previously, the Company followed the guidance of Topic 605, which lists eight specific indicators that are determinative in evaluating whether a contract is recorded on a gross or a net basis. Under Topic 606, the determination is based on whether an entity obtains control of goods or services prior to transfer to a customer. The Company determined interchange and third-party network fees associated with certain parts of the payment processing business were significantly impacted by the adoption of Topic 606. Previously, gross accounting applied to certain types of these transactions, depending on the specific facts and circumstances. However, under Topic 606 revenues from these arrangements will be presented on a net basis because the Company has concluded that it is acting as an agent in the transaction.

Software License Rentals

The Company previously recognized revenue for initial license fees only when a contract existed, the fee was fixed or determinable, software delivery had occurred, collection was deemed probable, and vendor specific objective evidence of fair value had been established for any undelivered elements in the arrangement. If those criteria were not met, the initial license revenue was either deferred or recognized over time depending on the specific facts and circumstances. Software license rentals typically include payments that are delayed for a period of time, causing the Company to conclude that some portion of the license fee was not fixed or determinable. In these arrangements, license revenue would be deferred until payments become due and payable. Under Topic 606, the Company’s software licenses are generally considered distinct performance obligations, and revenue allocated to the software license is typically recognized at a point in time upon delivery of the license. Software license revenue is also typically recognized at a point in time upon delivery of the license under Topic 606 even if it is sold in a rental model or with extended payment terms, provided collectability is probable. Accordingly, a larger portion of software license revenue is recognized upfront for such transactions under Topic 606 than under Topic 605.

Term License Early Renewals

The Company previously recognized revenue for term software license renewals upon execution of a license renewal contract, provided all other revenue recognition requirements were met. Under Topic 606, revenue attributable to software term license renewals is now recognized at a later date than it would have been recognized under the previous accounting policy.

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Impacts on Financial Statements

The following tables summarize the impacts of Topic 606 adoption on the Company’s consolidated financial statements.

Consolidated Balance Sheet as of December 31, 2017:

	As Previously
	Reported	Adjustments	As Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$665	$—	$665
Settlement deposits	677	—	677
Trade receivables, net	1,650	(26)	1,624
Contract assets	—	108	108
Settlement receivables	291	—	291
Other receivables	70	—	70
Prepaid expenses and other current assets	253	—	253
Total current assets	3,606	82	3,688
Property and equipment, net	610	—	610
Goodwill	13,730	—	13,730
Intangible assets, net	3,950	(65)	3,885
Computer software, net	1,728	—	1,728
Deferred contract costs, net	362	(8)	354
Other noncurrent assets	531	—	531
Total assets	$24,517	$9	$24,526
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,241	$—	$1,241
Settlement payables	949	—	949
Deferred revenues	688	88	776
Current portion of long-term debt	1,045	—	1,045
Total current liabilities	3,923	88	4,011
Long-term debt, excluding current portion	7,718	—	7,718
Deferred income taxes	1,508	(40)	1,468
Deferred revenues	21	85	106
Other long-term liabilities	403	—	403
Total liabilities	13,573	133	13,706
Equity:
FIS stockholders’ equity:
Preferred stock	—	—	—
Common stock	4	—	4
Additional paid in capital	10,534	—	10,534
Retained earnings	4,233	(124)	4,109
Accumulated other comprehensive earnings	(332)	—	(332)
Treasury stock, at cost	(3,604)	—	(3,604)
Total FIS stockholders’ equity	10,835	(124)	10,711
Noncontrolling interest	109	—	109
Total equity	10,944	(124)	10,820
Total liabilities and equity	$24,517	$9	$24,526

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Consolidated Balance Sheet as of December 31, 2016:

	As Previously
	Reported	Adjustments	As Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$683	$—	$683
Settlement deposits	520	—	520
Trade receivables, net	1,639	(89)	1,550
Contract assets	—	168	168
Settlement receivables	175	—	175
Other receivables	65	—	65
Prepaid expenses and other current assets	236	—	236
Deferred income taxes	101	—	101
Assets held for sale	863	—	863
Total current assets	4,282	79	4,361
Property and equipment, net	626	—	626
Goodwill	14,178	—	14,178
Intangible assets, net	4,664	(74)	4,590
Computer software, net	1,608	—	1,608
Deferred contract costs, net	310	(10)	300
Other noncurrent assets	363	—	363
Total assets	$26,031	$(5)	$26,026
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,146	$—	$1,146
Settlement payables	714	—	714
Deferred revenues	680	61	741
Current portion of long-term debt	332	—	332
Liabilities held for sale	279	—	279
Total current liabilities	3,151	61	3,212
Long-term debt, excluding current portion	10,146	—	10,146
Deferred income taxes	2,484	(39)	2,445
Deferred revenues	19	39	58
Other long-term liabilities	386	—	386
Total liabilities	16,186	61	16,247
Equity:
FIS stockholders’ equity:
Preferred stock	—	—	—
Common stock	4	—	4
Additional paid in capital	10,380	—	10,380
Retained earnings	3,299	(66)	3,233
Accumulated other comprehensive earnings	(331)	—	(331)
Treasury stock, at cost	(3,611)	—	(3,611)
Total FIS stockholders’ equity	9,741	(66)	9,675
Noncontrolling interest	104	—	104
Total equity	9,845	(66)	9,779
Total liabilities and equity	$26,031	$(5)	$26,026

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Consolidated Statement of Earnings for the year ended December 31, 2017:

	As Previously
	Reported	Adjustments	As Adjusted
Revenues (for related party activity, see note 19)	$9,123	$(455)	$8,668
Cost of revenues (for related party activity, see note 19)	6,181	(387)	5,794
Gross profit	2,942	(68)	2,874
Selling, general, and administrative expenses (for related party activity, see note 19)	1,450	(8)	1,442
Operating income	1,492	(60)	1,432
Other income (expense):
Interest income	22	—	22
Interest expense	(359)	—	(359)
Other income (expense), net	(119)	—	(119)
Total other income (expense)	(456)	—	(456)
Earnings from continuing operations before income taxes and equity method investment earnings	1,036	(60)	976
Provision (benefit) for income taxes	(319)	(2)	(321)
Equity method investment earnings	(3)	—	(3)
Earnings from continuing operations, net of tax	1,352	(58)	1,294
Earnings (loss) from discontinued operations, net of tax	—	—	—
Net earnings	1,352	(58)	1,294
Net earnings attributable to noncontrolling interest	(33)	—	(33)
Net earnings attributable to FIS common stockholders	$1,319	$(58)	$1,261
Net earnings per share — basic from continuing operations attributable to FIS common stockholders	$4.00	$(0.18)	$3.82
Net earnings (loss) per share — basic from discontinued operations attributable to FIS common stockholders	—	—	—
Net earnings per share — basic attributable to FIS common stockholders *	$4.00	$(0.18)	$3.82
Weighted average shares outstanding — basic	330	330	330
Net earnings per share — diluted from continuing operations attributable to FIS common stockholders	$3.93	$(0.17)	$3.75
Net earnings (loss) per share — diluted from discontinued operations attributable to FIS common stockholders	—	—	—
Net earnings per share — diluted attributable to FIS common stockholders *	$3.93	$(0.17)	$3.75
Weighted average shares outstanding — diluted	336	336	336
Amounts attributable to FIS common stockholders:
Earnings from continuing operations, net of tax	$1,319	$(58)	$1,261
Earnings (loss) from discontinued operations, net of tax	—	—	—
Net earnings attributable to FIS common stockholders	$1,319	$(58)	$1,261
* Amounts may not sum due to rounding.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Consolidated Statement of Earnings for the year ended December 31, 2016:

	As Previously
	Reported	Adjustments	As Adjusted
Revenues (for related party activity, see note 19)	$9,241	$(410)	$8,831
Cost of revenues (for related party activity, see note 19)	6,233	(338)	5,895
Gross profit	3,008	(72)	2,936
Selling, general, and administrative expenses (for related party activity, see note 19)	1,710	(3)	1,707
Operating income	1,298	(69)	1,229
Other income (expense):
Interest income	20	—	20
Interest expense	(403)	—	(403)
Other income (expense), net	(9)	—	(9)
Total other income (expense)	(392)	—	(392)
Earnings from continuing operations before income taxes and equity method investment earnings	906	(69)	837
Provision (benefit) for income taxes	317	(26)	291
Equity method investment earnings	—	—	—
Earnings from continuing operations, net of tax	589	(43)	546
Earnings (loss) from discontinued operations, net of tax	1	—	1
Net earnings	590	(43)	547
Net earnings attributable to noncontrolling interest	(22)	—	(22)
Net earnings attributable to FIS common stockholders	$568	$(43)	$525
Net earnings per share — basic from continuing operations attributable to FIS common stockholders	$1.74	$(0.13)	$1.61
Net earnings (loss) per share — basic from discontinued operations attributable to FIS common stockholders	—	—	—
Net earnings per share — basic attributable to FIS common stockholders *	$1.74	$(0.13)	$1.61
Weighted average shares outstanding — basic	326	326	326
Net earnings per share — diluted from continuing operations attributable to FIS common stockholders	$1.72	$(0.13)	$1.59
Net earnings (loss) per share — diluted from discontinued operations attributable to FIS common stockholders	—	—	—
Net earnings per share — diluted attributable to FIS common stockholders *	$1.72	$(0.13)	$1.59
Weighted average shares outstanding — diluted	330	330	330
Amounts attributable to FIS common stockholders:
Earnings from continuing operations, net of tax	$567	$(43)	$524
Earnings (loss) from discontinued operations, net of tax	1	—	1
Net earnings attributable to FIS common stockholders	$568	$(43)	$525
* Amounts may not sum due to rounding.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Consolidated Statement of Earnings for the year ended December 31, 2015:

	As Previously
	Reported	Adjustments	As Adjusted
Revenues (for related party activity, see note 19)	$6,596	$(336)	$6,260
Cost of revenues (for related party activity, see note 19)	4,395	(324)	4,071
Gross profit	2,201	(12)	2,189
Selling, general, and administrative expenses (for related party activity, see note 19)	1,102	—	1,102
Operating income	1,099	(12)	1,087
Other income (expense):
Interest income	16	—	16
Interest expense	(199)	—	(199)
Other income (expense), net	121	—	121
Total other income (expense)	(62)	—	(62)
Earnings from continuing operations before income taxes and equity method investment earnings	1,037	(12)	1,025
Provision (benefit) for income taxes	379	(4)	375
Equity method investment earnings	—	—	—
Earnings from continuing operations, net of tax	658	(8)	650
Earnings (loss) from discontinued operations, net of tax	(7)	—	(7)
Net earnings	651	(8)	643
Net earnings attributable to noncontrolling interest	(19)	—	(19)
Net earnings attributable to FIS common stockholders	$632	$(8)	$624
Net earnings per share — basic from continuing operations attributable to FIS common stockholders	$2.24	$(0.03)	$2.21
Net earnings (loss) per share — basic from discontinued operations attributable to FIS common stockholders	(0.03)	—	(0.03)
Net earnings per share — basic attributable to FIS common stockholders *	$2.22	$(0.03)	$2.19
Weighted average shares outstanding — basic	285	285	285
Net earnings per share — diluted from continuing operations attributable to FIS common stockholders	$2.21	$(0.03)	$2.18
Net earnings (loss) per share — diluted from discontinued operations attributable to FIS common stockholders	(0.03)	—	(0.03)
Net earnings per share — diluted attributable to FIS common stockholders *	$2.19	$(0.03)	$2.16
Weighted average shares outstanding — diluted	289	289	289
Amounts attributable to FIS common stockholders:
Earnings from continuing operations, net of tax	$639	$(8)	$631
Earnings (loss) from discontinued operations, net of tax	(7)	—	(7)
Net earnings attributable to FIS common stockholders	$632	$(8)	$624
* Amounts may not sum due to rounding.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Consolidated Statement of Comprehensive Earnings for the year ended December 31, 2017:

	As Previously
	Reported		Adjustments		As Adjusted
Net earnings		$1,352		$(58)		$1,294
Other comprehensive earnings, before tax:
Unrealized gain (loss) on investments and derivatives	$(28)		$—		$(28)
Reclassification adjustment for gains (losses) included in net earnings	—		—		—
Unrealized gain (loss) on investments and derivatives, net	(28)		—		(28)
Foreign currency translation adjustments	23		—		23
Minimum pension liability adjustments	(8)		—		(8)
Other comprehensive earnings (loss), before tax	(13)		—		(13)
Provision for income tax expense (benefit) related to items of other comprehensive earnings	(11)		—		(11)
Other comprehensive earnings (loss), net of tax	$(2)	(2)	$—	—	$(2)	(2)
Comprehensive earnings		1,350		(58)		1,292
Net (earnings) loss attributable to noncontrolling interest		(33)		—		(33)
Other comprehensive (earnings) losses attributable to noncontrolling interest		1		—		1
Comprehensive earnings attributable to FIS common stockholders		$1,318		$(58)		$1,260

Consolidated Statement of Comprehensive Earnings for the year ended December 31, 2016:

	As previously
	Reported		Adjustments		As adjusted
Net earnings		$590		$(43)		$547
Other comprehensive earnings, before tax:
Unrealized gain (loss) on investments and derivatives	$(4)		$—		$(4)
Reclassification adjustment for gains (losses) included in net earnings	9		—		9
Unrealized gain (loss) on investments and derivatives, net	5		—		5
Foreign currency translation adjustments	(7)		—		(7)
Minimum pension liability adjustments	(1)		—		(1)
Other comprehensive earnings (loss), before tax	(3)		—		(3)
Provision for income tax expense (benefit) related to items of other comprehensive earnings	31		—		31
Other comprehensive earnings (loss), net of tax	$(34)	(34)	$—	—	$(34)	(34)
Comprehensive earnings		556		(43)		513
Net (earnings) loss attributable to noncontrolling interest		(22)		—		(22)
Other comprehensive (earnings) losses attributable to noncontrolling interest		(19)		—		(19)
Comprehensive earnings attributable to FIS common stockholders		$515		$(43)		$472

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Consolidated Statement of Comprehensive Earnings for the year ended December 31, 2015:

	As previously
	Reported		Adjustments		As adjusted
Net earnings		$651		$(8)		$643
Other comprehensive earnings, before tax:
Unrealized gain (loss) on investments and derivatives	$(17)		$—		$(17)
Reclassification adjustment for gains (losses) included in net earnings	4		—		4
Unrealized gain (loss) on investments and derivatives, net	(13)		—		(13)
Foreign currency translation adjustments	(196)		—		(196)
Minimum pension liability adjustments	(1)		—		(1)
Other comprehensive earnings (loss), before tax	(210)		—		(210)
Provision for income tax expense (benefit) related to items of other comprehensive earnings	(5)		—		(5)
Other comprehensive earnings (loss), net of tax	$(205)	(205)	$—	—	$(205)	(205)
Comprehensive earnings		446		(8)		438
Net (earnings) loss attributable to noncontrolling interest		(19)		—		(19)
Other comprehensive (earnings) losses attributable to noncontrolling interest		32		—		32
Comprehensive earnings attributable to FIS common stockholders		$459		$(8)		$451

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Consolidated Statement of Cash Flows for the year ended December 31, 2017:

	As Previously
	Reported	Adjustments	As Adjusted
Cash flows from operating activities:
Net earnings	$1,352	$(58)	$1,294
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,391	(25)	1,366
Amortization of debt issue costs	19	—	19
Gain on sale of assets	(62)	—	(62)
Loss on extinguishment of debt	196	—	196
Stock-based compensation	107	—	107
Deferred income taxes	(985)	—	(985)
Net changes in assets and liabilities, net of effects from acquisitions and foreign currency:
Trade receivables	(167)	(65)	(232)
Contract assets	—	62	62
Settlement activity	(51)	—	(51)
Prepaid expenses and other assets	(2)	—	(2)
Deferred contract costs	(166)	13	(153)
Deferred revenue	(6)	73	67
Accounts payable, accrued liabilities, and other liabilities	115	—	115
Net cash provided by operating activities	1,741	—	1,741

Cash flows from investing activities:
Additions to property and equipment	(145)	—	(145)
Additions to computer software	(468)	—	(468)
Acquisitions, net of cash acquired	—	—	—
Net proceeds from sale of assets	1,307	—	1,307
Other investing activities, net	(4)	—	(4)
Net cash provided by (used in) investing activities	690	—	690

Cash flows from financing activities:
Borrowings	9,615	—	9,615
Repayment of borrowings and capital lease obligations	(11,689)	—	(11,689)
Debt issuance costs	(13)	—	(13)
Excess income tax benefit from exercise of stock options	—	—	—
Proceeds from exercise of stock options	208	—	208
Treasury stock activity	(153)	—	(153)
Dividends paid	(385)	—	(385)
Distributions to Brazilian Venture partner	(23)	—	(23)
Other financing activities, net	(40)	—	(40)
Net cash (used in) provided by financing activities	(2,480)	—	(2,480)
Effect of foreign currency exchange rate changes on cash	31	—	31
Net increase (decrease) in cash and cash equivalents	(18)	—	(18)
Cash and cash equivalents, beginning of year	683	—	683
Cash and cash equivalents, end of year	$665	$—	$665

Supplemental cash flow information:
Cash paid for interest	$354	$—	$354
Cash paid for income taxes	$545	$—	$545

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Consolidated Statement of Cash Flows for the year ended December 31, 2016:

	As Previously
	Reported	Adjustments	As Adjusted
Cash flows from operating activities:
Net earnings	$590	$(43)	$547
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,174	(21)	1,153
Amortization of debt issue costs	19	—	19
Stock-based compensation	137	—	137
Deferred income taxes	(164)	(26)	(190)
Excess income tax benefit from exercise of stock options	(32)	—	(32)
Other operating activities, net	(2)	—	(2)
Net changes in assets and liabilities, net of effects from acquisitions and foreign currency:
Trade receivables	57	(15)	42
Contract assets	—	19	19
Settlement activity	15	—	15
Prepaid expenses and other assets	(8)	—	(8)
Deferred contract costs	(138)	17	(121)
Deferred revenue	182	69	251
Accounts payable, accrued liabilities, and other liabilities	95	—	95
Net cash provided by operating activities	1,925	—	1,925

Cash flows from investing activities:
Additions to property and equipment	(145)	—	(145)
Additions to computer software	(471)	—	(471)
Acquisitions, net of cash acquired	—	—	—
Net proceeds from sale of assets	—	—	—
Other investing activities, net	(3)	—	(3)
Net cash provided by (used in) investing activities	(619)	—	(619)

Cash flows from financing activities:
Borrowings	7,745	—	7,745
Repayment of borrowings and capital lease obligations	(8,749)	—	(8,749)
Debt issuance costs	(25)	—	(25)
Excess income tax benefit from exercise of stock options	32	—	32
Proceeds from exercise of stock options	112	—	112
Treasury stock activity	(40)	—	(40)
Dividends paid	(341)	—	(341)
Distributions to Brazilian Venture partner	(20)	—	(20)
Other financing activities, net	(23)	—	(23)
Net cash (used in) provided by financing activities	(1,309)	—	(1,309)
Effect of foreign currency exchange rate changes on cash	4	—	4
Net increase (decrease) in cash and cash equivalents	1	—	1
Cash and cash equivalents, beginning of year	682	—	682
Cash and cash equivalents, end of year	$683	$—	$683

Supplemental cash flow information:
Cash paid for interest	$351	$—	$351
Cash paid for income taxes	$341	$—	$341

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Consolidated Statement of Cash Flows for the year ended December 31, 2015:

	As Previously
	Reported	Adjustments	As Adjusted
Cash flows from operating activities:
Net earnings	$651	$(8)	$643
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	669	(13)	656
Amortization of debt issue costs	11	—	11
Gain on sale of assets	(149)	—	(149)
Stock-based compensation	98	—	98
Deferred income taxes	48	(4)	44
Excess income tax benefit from exercise of stock options	(29)	—	(29)
Other operating activities, net	4	—	4
Net changes in assets and liabilities, net of effects from acquisitions and foreign currency:
Trade receivables	(103)	35	(68)
Contract assets	—	(38)	(38)
Settlement activity	5	—	5
Prepaid expenses and other assets	(46)	—	(46)
Deferred contract costs	(120)	13	(107)
Deferred revenue	63	15	78
Accounts payable, accrued liabilities, and other liabilities	29	—	29
Net cash provided by operating activities	1,131	—	1,131

Cash flows from investing activities:
Additions to property and equipment	(133)	—	(133)
Additions to computer software	(282)	—	(282)
Acquisitions, net of cash acquired	(1,720)	—	(1,720)
Net proceeds from sale of assets	241	—	241
Other investing activities, net	(4)	—	(4)
Net cash provided by (used in) investing activities	(1,898)	—	(1,898)

Cash flows from financing activities:
Borrowings	13,216	—	13,216
Repayment of borrowings and capital lease obligations	(11,561)	—	(11,561)
Debt issuance costs	(37)	—	(37)
Excess income tax benefit from exercise of stock options	29	—	29
Proceeds from exercise of stock options	57	—	57
Treasury stock activity	(320)	—	(320)
Dividends paid	(305)	—	(305)
Distributions to Brazilian Venture partner	(24)	—	(24)
Other financing activities, net	(40)	—	(40)
Net cash (used in) provided by financing activities	1,015	—	1,015
Effect of foreign currency exchange rate changes on cash	(59)	—	(59)
Net increase (decrease) in cash and cash equivalents	189	—	189
Cash and cash equivalents, beginning of year	493	—	493
Cash and cash equivalents, end of year	$682	$—	$682
Supplemental cash flow information:
Cash paid for interest	$142	$—	$142
Cash paid for income taxes	$355	$—	$355

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(4)    Revenue

Disaggregation of Revenue

In the following tables, revenue is disaggregated by primary geographical market, type of revenue, and recurring nature of revenue recognized. The tables also include a reconciliation of the disaggregated revenue with the Company’s reportable segments.

For the year ended December 31, 2017 (in millions):

	Reportable Segments As Adjusted
			Corporate
	IFS	GFS	and Other	Total
Primary Geographical Markets:
North America	$4,091	$1,899	$306	$6,296
All others	169	2,151	52	2,372
Total	$4,260	$4,050	$358	$8,668

Type of Revenue:
Processing and services	$3,433	$2,206	$320	$5,959
License and software related	402	957	14	1,373
Professional services	195	896	13	1,104
Hardware and other	230	(9)	11	232
Total	$4,260	$4,050	$358	$8,668

Recurring Nature of Revenue Recognized:
Recurring fees	$3,704	$2,809	$330	$6,843
Non-recurring fees	556	1,241	28	1,825
Total	$4,260	$4,050	$358	$8,668

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

For the year ended December 31, 2016 (in millions):

	Reportable Segments As Adjusted
			Corporate
	IFS	GFS	and Other	Total
Primary Geographical Markets:
North America	$4,022	$1,889	$370	$6,281
All others	156	2,294	100	2,550
Total	$4,178	$4,183	$470	$8,831

Type of Revenue:
Processing and services	$3,288	$2,163	$246	$5,697
License and software related	387	941	150	1,478
Professional services	286	1,080	57	1,423
Hardware and other	217	(1)	17	233
Total	$4,178	$4,183	$470	$8,831

Recurring Nature of Revenue Recognized:
Recurring fees	$3,584	$2,778	$377	$6,739
Non-recurring fees	594	1,405	93	2,092
Total	$4,178	$4,183	$470	$8,831

For the year ended December 31, 2015 (in millions):

	Reportable Segments As Adjusted
			Corporate
	IFS	GFS	and Other	Total
Primary Geographical Markets:
North America	$3,462	$952	$365	$4,779
All others	23	1,397	61	1,481
Total	$3,485	$2,349	$426	$6,260

Type of Revenue:
Processing and services	$2,870	$1,294	$391	$4,555
License and software related	264	310	18	592
Professional services	147	753	10	910
Hardware and other	204	(8)	7	203
Total	$3,485	$2,349	$426	$6,260

Recurring Nature of Revenue Recognized:
Recurring fees	$3,027	$1,441	$399	$4,867
Non-recurring fees	458	908	27	1,393
Total	$3,485	$2,349	$426	$6,260

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Contract Balances

The following table provides information about trade receivables, contract assets, and deferred revenues from contracts with customers (in millions).

	As Adjusted
	As of December 31,
	2017	2016

Trade receivables	$1,624	$1,550
Contract assets (current)	108	168
Contract assets (non-current), included in other noncurrent assets	118	135
Deferred revenue (current)	776	741
Deferred revenue (non-current)	106	58

The payment terms and conditions in our customer contracts may vary. In some cases, customers pay in advance of our delivery of solutions or services; in other cases, payment is due as services are performed or in arrears following the delivery of the solutions or services. Differences in timing between revenue recognition and invoicing result in accrued trade receivables, contract assets, or deferred revenue on our Consolidated Balance Sheet. Receivables are accrued when revenue is recognized prior to invoicing but the right to payment is unconditional (i.e., only the passage of time is required). This occurs most commonly when software term licenses recognized at a point in time are paid for periodically over the license term. Contract assets result when amounts allocated to distinct performance obligations are recognized when or as control of a solution or service is transferred to the customer but invoicing is contingent on performance of other performance obligations or on completion of contractual milestones. Contract assets are transferred to receivables when the rights become unconditional, typically upon invoicing of the related performance obligations in the contract or upon achieving the requisite project milestone. Deferred revenue results from customer payments in advance of our satisfaction of the associated performance obligation(s) and relates primarily to prepaid maintenance or other recurring services. Deferred revenues are relieved as revenue is recognized. Contract assets and deferred revenues are reported on a contract-by-contract basis at the end of each reporting period. Changes in the contract asset and deferred revenue balances during the years ended December 31, 2017, 2016, and 2015 were not materially impacted by any factors other than those described above, aside from the disposition of the public sector and education businesses, which reduced the December 31, 2017 contract asset balance by $2 million and the deferred revenue balance by $105 million.

During the years ended December 31, 2017, 2016, and 2015, the Company recognized revenue of $741 million, $718 million and $297 million, respectively, that was included in the corresponding deferred revenue balance at the beginning of the periods.

During the years ended December 31, 2017, 2016, and 2015, respectively, amounts recognized from performance obligations satisfied (or partially satisfied) in prior periods were insignificant.

Transaction Price Allocated to the Remaining Performance Obligations

As of December 31, 2017, approximately $19.5 billion of revenue is estimated to be recognized in the future from the Company’s remaining unfulfilled performance obligations, which are primarily comprised of recurring account- and volume-based processing services. This excludes the amount of anticipated recurring renewals not yet contractually obligated. The Company expects to recognize approximately 35% of our remaining performance obligations over the next 12 months, approximately another 25% over the next 13 to 24 months, and the balance thereafter.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(5)    Acquisitions

SunGard

FIS completed the SunGard acquisition on November 30, 2015, and SunGard's results of operations and financial position are included in the Consolidated Financial Statements from and after the date of acquisition. The SunGard acquisition increased our existing portfolio of solutions to automate a wide range of complex business processes for financial services institutions and corporate and government treasury departments, adding trading, securities operations, administering investment portfolios, accounting for investment assets, and managing risk and compliance requirements.

Through a series of mergers, FIS acquired 100 percent of the equity of SunGard, for a total purchase price as follows (in millions):

Cash consideration, including SunGard transaction fees paid at closing	$2,335
Value of stock and vested equity awards exchanged for FIS shares	2,697
Value of vested portion of SunGard stock awards exchanged for FIS awards	47
$5,079

As of December 31, 2015, we recorded a preliminary allocation of the purchase price to SunGard tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of November 30, 2015. The provisional amounts for intangible assets were based on independent third-party valuations performed. Land and building valuations were based on appraisals performed by certified property appraisers. Goodwill was recorded as the residual amount by which the purchase price exceeded the provisional fair value of the net assets acquired. Land and building valuations based on appraisals performed by certified property appraisers were underway as of December 31, 2015 and were completed during 2016. Our evaluations of the facts and circumstances available as of November 30, 2015 to assign fair values to other assets acquired and liabilities assumed was completed as of December 31, 2016, as are our assessments of the economic characteristics of the acquired software and other intangibles.

In accordance with ASU 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments, the financial statements were not retrospectively adjusted for any measurement-period adjustments that occurred in subsequent periods. Rather, any adjustments to provisional amounts that were identified during the measurement period are recorded in the reporting period in which the adjustment was determined. During the year ended December 31, 2016, adjustments were recorded to increase the fair values assigned to intangible assets, deferred taxes, other liabilities and property and equipment and to reduce the value assigned to goodwill. We are also required to record, in the same period’s financial statements in which adjustments are recorded, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of any change to the provisional amounts, calculated as if the accounting adjustment had been completed at the acquisition date. Additional depreciation and amortization of $5 million that would have been recognized in 2015 was recorded during the year ended December 31, 2016 related to the changes in provisional values of intangible assets made during 2016.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The purchase price allocation as adjusted for measurement period adjustments recorded through December 31, 2016 is as follows (in millions):

Cash	$631
Trade receivables	526
Other receivables	57
Property and equipment	145
Computer software	674
Intangible assets	4,560
Other assets	67
Goodwill	5,800
Liabilities assumed and noncontrolling interest	(7,381)
$5,079

The following table summarizes the liabilities assumed in the SunGard acquisition (in millions):

Long-term debt (subsequently retired)	$4,738
Deferred income taxes	1,772
Deferred revenue	278
Other liabilities and noncontrolling interest	593
$7,381

The gross contractual amount of trade receivables acquired was approximately $546 million. The difference between that total and the amount reflected above represents our best estimate at the acquisition date of the contractual cash flows not expected to be collected. This difference was derived using SunGard's historical bad debts, sales allowances and collection trends.

In connection with the SunGard acquisition, we also granted approximately 2 million restricted stock units in replacement of similar outstanding unvested awards held by SunGard employees. The amounts attributable to services already rendered were included as an adjustment to the purchase price and the amounts attributable to future services will be expensed over the remaining vesting period based on a valuation as of the date of closing.

(6)    Property and Equipment

Property and equipment as of December 31, 2017 and 2016 consists of the following (in millions):

	2017	2016
Land	$31	$31
Buildings	228	204
Leasehold improvements	158	137
Computer equipment	1,073	909
Furniture, fixtures, and other equipment	167	207
	1,657	1,488
Accumulated depreciation and amortization	(1,047)	(862)
	$610	$626

During the years ended December 31, 2017 and 2016, the Company entered into capital lease and other financing obligations of $84 million and $43 million, respectively, for certain computer hardware and software. The assets are included in property and equipment and computer software and the remaining capital lease obligation is classified as long-term debt on

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

our Consolidated Balance Sheets as of December 31, 2017. Periodic payments are included in repayment of borrowings on the Consolidated Statements of Cash Flows.

Depreciation and amortization expense on property and equipment, including that recorded under capital leases, amounted to $180 million, $185 million and $139 million for the years ended December 31, 2017, 2016 and 2015, respectively.

(7)    Goodwill

Changes in goodwill during the years ended December 31, 2017 and 2016 are summarized as follows (in millions):

	IFS	GFS	Corporate & Other	Total
Balance, December 31, 2015	$7,676	$6,605	$464	$14,745
Purchase price and foreign currency adjustments	—	(273)	65	(208)
Goodwill relating to PS&E included in assets held for sale	—	—	(359)	(359)
Balance, December 31, 2016	7,676	6,332	170	14,178
Purchase price and foreign currency adjustments	—	39	—	39
Goodwill distributed through sale of businesses	(14)	(473)	—	(487)
Balance, December 31, 2017	$7,662	$5,898	$170	$13,730

During 2017, foreign currency adjustments includes an immaterial prior period adjustment related to the allocation of goodwill to the appropriate foreign currency at the time of multi-currency entity acquisitions, with the related offset to accumulated other comprehensive earnings (loss).

In conjunction with the organizational modifications in the first quarter of 2016, we reallocated goodwill associated with the reclassified businesses based on relative fair value as of January 1, 2016. We refreshed our step zero qualitative analysis, identifying no indications of impairment for any of our reporting units. In performing the step zero qualitative analysis for 2016 and 2017, examining those factors most likely to affect our valuations, we concluded that it remained more likely than not that the fair value of each of our reporting units continued to exceed their carrying amounts. As a result, no reporting units were at risk of impairment as of the September 30, 2016 and 2017 measurement dates (see Note 2 (g)).

(8)    Intangible Assets

Customer relationships and other intangible assets are obtained as part of acquired businesses and are amortized over their estimated useful lives, generally five to 10 years, using accelerated methods. Trademarks determined to have indefinite lives are not amortized. Certain other trademarks are amortized over periods ranging up to 15 years. As of December 31, 2017 and 2016, trademarks carried at $48 million and $80 million, respectively, were classified as indefinite-lived.

Intangible assets as of December 31, 2017 consist of the following (in millions):

	Cost	Accumulated Amortization	Net
Customer relationships and other	$6,220	$(2,427)	$3,793
Trademarks	149	(57)	92
	$6,369	$(2,484)	$3,885

Intangible assets as of December 31, 2016 consist of the following (in millions):

	Cost	Accumulated Amortization	Net
Customer relationships and other	$6,288	$(1,835)	$4,453
Trademarks	180	(43)	137
	$6,468	$(1,878)	$4,590

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Amortization expense for intangible assets with finite lives, including the contract intangible in our Brazilian Venture, which is amortized as a reduction of revenue, was $670 million, $518 million and $245 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Estimated amortization of intangibles, including the contract intangible in our Brazilian Venture, which is amortized as a reduction in revenue, for the next five years is as follows (in millions):

2018	$666
2019	655
2020	478
2021	447
2022	429

(9)    Computer Software

Computer software as of December 31, 2017 and 2016 consists of the following (in millions):

	2017	2016
Software from business acquisitions	$1,130	$1,138
Capitalized software development costs	1,422	1,066
Purchased software	310	172
Computer software	2,862	2,376
Accumulated amortization	(1,134)	(768)
Computer software, net of accumulated amortization	$1,728	$1,608

Amortization expense for computer software was $436 million, $396 million and $229 million for the years ended December 31, 2017, 2016 and 2015, respectively.

(10)    Deferred Contract Costs

Origination and fulfillment costs from contracts with customers capitalized as of December 31, 2017 and 2016 consisted of the following (in millions):

	2017	2016
Installations and conversions in progress	104	87
Incremental contract origination costs completed, net	127	96
Costs to fulfill a contract, net	123	117
Total deferred contract costs, net	$354	$300

For the years ended December 31, 2017, 2016 and 2015, amortization of deferred contract costs was $102 million, $71 million and $58 million, respectively, and there were no impairment losses in relation to the costs capitalized for periods presented.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(11)    Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities as of December 31, 2017 and 2016 consists of the following (in millions):

	2017	2016
Salaries and incentives	$265	$379
Accrued benefits and payroll taxes	71	98
Trade accounts payable and other accrued liabilities	776	512
Accrued interest payable	70	89
Taxes other than income tax	59	62
Capco acquisition related liabilities	—	6
Total accounts payable and accrued liabilities	$1,241	$1,146

(12)    Long-Term Debt
Long-term debt as of December 31, 2017 and 2016 consisted of the following (in millions):

	2017	2016
2018 Term Loans (1)	$—	$550
Senior Notes due June 2017, interest payable semi-annually at 1.450%	—	300
Senior Notes due April 2018, interest payable semi-annually at 2.000%	250	250
Senior Notes due October 2018, interest payable semi-annually at 2.850%	750	750
Senior Notes due October 2020, interest payable semi-annually at 3.625%	1,150	1,750
Senior Euro Notes due January 2021, interest payable annually at 0.400%	599	—
Senior Notes due August 2021, interest payable semi-annually at 2.250%	750	750
Senior Notes due March 2022, interest payable semi-annually at 5.000%	—	700
Senior GBP Notes due June 2022, interest payable annually at 1.700%	405	—
Senior Notes due October 2022, interest payable semi-annually at 4.500%	300	500
Senior Notes due April 2023, interest payable semi-annually at 3.500%	700	1,000
Senior Notes due June 2024, interest payable semi-annually at 3.875%	400	700
Senior Euro Notes due July 2024, interest payable annually at 1.100%	599	—
Senior Notes due October 2025, interest payable semi-annually at 5.000%	900	1,500
Senior Notes due August 2026, interest payable semi-annually at 3.000%	1,250	1,250
Senior Notes due August 2046, interest payable semi-annually at 4.500%	500	500
Revolving Loan, (2)	195	36
Other	15	(58)
	8,763	10,478
Current portion	(1,045)	(332)
Long-term debt, excluding current portion	$7,718	$10,146
__________________________________________

(1)
Interest on the 2018 Term Loans was generally payable at LIBOR plus an applicable margin of up to 1.75% based upon the Company's corporate credit ratings. The outstanding balance on the 2018 Term Loans was repaid in full prior to December 31, 2017.

(2)
Interest on the Revolving Loan is generally payable at LIBOR plus an applicable margin of up to 1.75% plus an unused commitment fee of up to 0.25%, each based upon the Company's corporate credit ratings. As of December 31, 2017, the weighted average interest rate on the Revolving Loan, excluding fees, was 2.64%.

FIS has a syndicated credit agreement (the “FIS Credit Agreement”) that provides total committed capital of $3,000 million in the form of a revolving credit facility (the "Revolving Loan") maturing on August 10, 2021. As of December 31,

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

2017, the outstanding principal balance of the Revolving Loan was $195 million, with $2,799 million of borrowing capacity remaining thereunder (net of $6 million in outstanding letters of credit issued under the Revolving Loan).

The obligations of FIS under the FIS Credit Agreement and under all of its outstanding senior notes rank equal in priority and are unsecured. The FIS Credit Agreement and the senior notes are subject to customary covenants, including, among others, limitations under the FIS Credit Agreement on the payment of dividends by FIS, and customary events of default.

On August 11, 2016, FIS issued $2,500 million of new senior notes, including $750 million of Senior Notes due in 2021 (the "2021 Notes") that bear interest at 2.250%, $1,250 million of Senior Notes due in 2026 (the "2026 Notes") that bear interest at 3.000% and $500 million of Senior Notes due in 2046 (the "2046 Notes") that bear interest at 4.500%. Net proceeds from the offering, after deducting discounts and underwriting fees, were $2,461 million. FIS used the proceeds to pay down the outstanding balance of its Revolving Loan and partially pay down the 2018 Term Loans.

On March 15, 2017, FIS redeemed 100% of the outstanding aggregate principal amount of its $700 million 5.000% Senior Notes due March 2022 (the "Notes"). On February 1, 2017, the Company also paid down the outstanding balance on the 2018 Term Loans. The Notes and 2018 Term Loans were funded by borrowings under the Company’s Revolving Loan and cash proceeds from the sale of the Public Sector and Education ("PS&E") business. As a result of the redemption of the Notes and the pay down of the 2018 Term Loans, FIS incurred a pre-tax charge of approximately $25 million consisting of the call premium on the Notes and the write-off of previously capitalized debt issuance costs.

On July 10, 2017, FIS issued €1,000 million and £300 million principal amount of new senior notes in an inaugural European bond offering. The new senior notes include €500 million of Senior Notes due in 2021 (the “2021 Euro Notes”) that bear interest at 0.400%, £300 million of Senior Notes due in 2022 (the “2022 GBP Notes”) that bear interest at 1.700% and €500 million of Senior Notes due in 2024 (the “2024 Euro Notes”) that bear interest at 1.100%. Net proceeds from the offering, after deducting discounts and underwriting fees, were $1,491 million using a conversion rate of 1.12 EUR/USD and 1.27 GBP/USD. The new senior notes include covenants and events of default customary for similar debt obligations.

On July 25, 2017, pursuant to cash tender offers ("Tender Offers"), FIS repurchased approximately $2,000 million in aggregate principal of debt securities with a weighted average coupon of approximately 4.0%. The following approximate amounts of FIS's debt securities were repurchased: $600 million of its 3.625% notes due 2020, $600 million of its 5.000% notes due 2025, $200 million of its 4.500% notes due 2022, $300 million of its 3.875% due 2024 and $300 million of its 3.500% notes due 2023. The Company funded the Tender Offers with proceeds from the European bond offering and borrowings on its Revolving Loan, approximately $469 million of which were almost immediately repaid with proceeds from the sale of a majority ownership stake in the Capco consulting business and risk and compliance consulting business, which was completed on July 31, 2017 (see Note 17). FIS paid approximately $150 million in tender premiums to par to purchase the notes in the Tender Offers.

During the year ended December 31, 2017, due to the issuance of the 2021 and 2024 Euro Notes and 2022 GBP Notes, FIS recorded approximately $13 million of deferred financing costs, which will be amortized into interest expense over the life of the notes. Also, as a result of the Tender Offers above, FIS incurred a pre-tax charge upon extinguishment of approximately $171 million, consisting of tender premiums, the write-off of previously capitalized debt issue costs and other direct costs.

During the year ended December 31, 2016, as a result of the pay down of the 2017 Term Loans and the partial pay down of the 2018 Term Loans, FIS incurred a pre-tax charge upon extinguishment of approximately $2 million due to the write-off associated with previously capitalized debt issue costs.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following summarizes the aggregate maturities of our debt and capital leases on stated contractual maturities, excluding unamortized non-cash bond premiums and discounts net of $30 million as of December 31, 2017 (in millions):

Total
2018	$1,045
2019	44
2020	1,157
2021	1,546
2022	705
Thereafter	4,349
Total principal payments	8,846
Debt issuance costs, net of accumulated amortization	(53)
Total long-term debt	$8,793

There are no mandatory principal payments on the Revolving Loan and any balance outstanding on the Revolving Loan will be due and payable at its scheduled maturity date, which occurs at August 10, 2021.

FIS may redeem the 2018 Notes, 2020 Notes, 2021 Notes, 2021 Euro Notes, 2022 Notes, 2022 GBP Notes, 2023 Notes, 2024 Notes, 2024 Euro Notes, 2025 Notes, 2026 Notes, and 2046 Notes at its option in whole or in part, at any time and from time to time, at a redemption price equal to the greater of 100% of the principal amount to be redeemed and a make-whole amount calculated as described in the related indenture in each case plus accrued and unpaid interest to, but excluding, the date of redemption, provided no make-whole amount will be paid for redemptions of the 2020 Notes, the 2021 Notes, the 2021 Euro Notes and the 2022 GBP Notes during the one month prior to their maturity, the 2022 Notes during the two months prior to their maturity, the 2023 Notes, the 2024 Notes, the 2024 Euro Notes, the 2025 Notes, and the 2026 Notes during the three months prior to their maturity, and the 2046 Notes during the six months prior to their maturity.

Debt issuance costs of $53 million, net of accumulated amortization, remain capitalized as of December 31, 2017, related to all of the above outstanding debt.

We monitor the financial stability of our counterparties on an ongoing basis. The lender commitments under the undrawn portions of the Revolving Loan are comprised of a diversified set of financial institutions, both domestic and international. The failure of any single lender to perform its obligations under the Revolving Loan would not adversely impact our ability to fund operations.

The fair value of the Company’s long-term debt is estimated to be approximately $156 million higher than the carrying value as of December 31, 2017. This estimate is based on quoted prices of our senior notes and trades of our other debt in close proximity to December 31, 2017, which are considered Level 2-type measurements. This estimate is subjective in nature and involves uncertainties and significant judgment in the interpretation of current market data. Therefore, the values presented are not necessarily indicative of amounts the Company could realize or settle currently.

(13)    Financial Instruments

As of December 31, 2017, we had no outstanding interest rate swap transactions and no significant forward contracts.

Interest rate swaps with a notional amount totaling $500 million and $1,250 million, respectively, were terminated as of December 31, 2017 and 2016. As a result, FIS recognized approximately $1 million and $2 million, respectively, before tax loss due to the release of fair value changes from other comprehensive earnings during the years ended December 31, 2017 and 2016.

The amount of gain (loss) recognized in accumulated other comprehensive earnings was $0 million, $(7) million and $(17) million during the years ended December 31, 2017, 2016 and 2015, respectively. The amount of gain (loss) reclassified from

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

accumulated other comprehensive earnings into income was $(1) million, $(9) million and $(4) million during the years ended December 31, 2017, 2016 and 2015, respectively.
Net Investment Hedges
In June 2017, the Company entered into two Euro-denominated foreign currency exchange forward contracts totaling €999 million and a GBP-denominated foreign currency exchange forward contract of £298 million, which were designated as a net investment hedge of its investment in Euro and GBP denominated operations, respectively, in order to reduce the volatility in the income statement caused by the changes in foreign currency exchange rates of the Euro and GBP with respect to the U.S. dollar.
In July 2017, the forward contracts above were terminated and the Company designated its Euro-denominated Senior Notes due 2021 (€500 million) and Senior Notes due 2024 (€500 million) and GBP-denominated Senior Notes due 2022 (£300 million) as a net investment hedge of its investment in Euro and GBP denominated operations, respectively, in order to reduce the volatility in the income statement caused by the changes in foreign currency exchange rates of the Euro and GBP with respect to the U.S. dollar.
The change in fair value of the net investment hedges due to remeasurement of the effective portion is recorded in other comprehensive income (loss). The ineffective portion of the hedging instruments impacts net income when the ineffectiveness occurs. During the year ended December 31, 2017, net investment hedge combined losses of $63 million, net of tax, respectively, were recognized in other comprehensive income. No ineffectiveness was recorded on the net investment hedges.
(14)    Income Taxes

Income tax expense (benefit) attributable to continuing operations for the years ended December 31, 2017, 2016 and 2015 consists of the following (in millions):

	2017	2016	2015
Current provision:
Federal	$476	$308	$249
State	81	54	33
Foreign	127	131	52
Total current provision	$684	$493	$334
Deferred provision (benefit):
Federal	$(979)	$(171)	$46
State	(24)	(14)	4
Foreign	(2)	(17)	(9)
Total deferred provision	(1,005)	(202)	41
Total provision for income taxes	$(321)	$291	$375

The provision for income taxes is based on pre-tax income from continuing operations, which is as follows for the years ended December 31, 2017, 2016 and 2015 (in millions):

	2017	2016	2015
United States	$530	$503	$852
Foreign	446	334	173
Total	$976	$837	$1,025

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Total income tax expense for the years ended December 31, 2017, 2016 and 2015 is allocated as follows (in millions):

	2017	2016	2015
Tax expense per statements of earnings	$(321)	$291	$375
Tax expense attributable to discontinued operations	—	1	(2)
Unrealized (loss) gain on foreign currency translation	—	30	—
Other components of other comprehensive income	(11)	1	(5)
Total income tax expense (benefit) allocated to other comprehensive income	(11)	31	(5)
Tax benefit from exercise of stock options	—	(32)	(29)
Total income tax expense	$(332)	$291	$339

A reconciliation of the federal statutory income tax rate to the Company’s effective income tax rate for the years ended December 31, 2017, 2016 and 2015 is as follows:

	2017	2016	2015
Federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes	2.4	2.9	4.6
Federal benefit of state taxes	(0.8)	(1.0)	(1.6)
Foreign rate differential	(5.1)	(3.1)	(2.6)
Tax Cuts and Jobs Act of 2017	(73.1)	—	—
Book basis in excess of tax basis for dispositions	18.5	—	—
Tax benefit from stock-based compensation	(6.7)	—	—
Other	(3.1)	1.0	1.2
Effective income tax rate	(32.9)%	34.8%	36.6%

The significant components of deferred income tax assets and liabilities as of December 31, 2017 and 2016 consist of the following (in millions):

	2017	2016
Deferred income tax assets:
Net operating loss carryforwards	$130	$223
Employee benefit accruals	69	111
Other deferred tax assets	128	158
Total gross deferred income tax assets	327	492
Less valuation allowance	(129)	(177)
Total deferred income tax assets	198	315
Deferred income tax liabilities:
Amortization of goodwill and intangible assets	1,452	2,436
Deferred contract costs	94	127
Other deferred tax liabilities	90	75
Total deferred income tax liabilities	1,636	2,638
Net deferred income tax liability	$1,438	$2,323

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Deferred income taxes have been classified in the Consolidated Balance Sheets as of December 31, 2017 and 2016 as follows (in millions):

	2017	2016
Current assets	$—	$101
Noncurrent assets (included in other noncurrent assets)	30	25
Total deferred income tax assets	30	126
Current liabilities (included in accounts payable and accrued liabilities)	—	(4)
Noncurrent liabilities	(1,468)	(2,445)
Total deferred income tax liabilities	(1,468)	(2,449)
Net deferred income tax liability	$(1,438)	$(2,323)

We believe that based on our historical pattern of taxable income, projections of future income, tax planning strategies and other relevant evidence, the Company will produce sufficient income in the future to realize its deferred income tax assets. A valuation allowance is established for any portion of a deferred income tax asset for which we believe it is more likely than not that the Company will not be able to realize the benefits of all or a portion of that deferred income tax asset. We also receive periodic assessments from taxing authorities challenging our positions that must be taken into consideration in determining our tax accruals. Resolving these assessments, which may or may not result in additional taxes due, may require an extended period of time. Adjustments to the valuation allowance will be made if there is a change in our assessment of the amount of deferred income tax asset that is realizable.

 As of December 31, 2017 and 2016, the Company had income taxes (payable) receivable of $(141) million and $13 million, respectively. These amounts are included in accounts payable and accrued liabilities and other long-term liabilities as of December 31, 2017 and other receivables as of December 31, 2016, in the Consolidated Balance Sheets.

As of December 31, 2017 and 2016, the Company has federal, state and foreign net operating loss carryforwards resulting in deferred tax assets of $130 million and $223 million, respectively. The federal and state net operating losses result in deferred tax assets as of December 31, 2017 and 2016 of $44 million and $49 million, respectively, which expire between 2020 and 2037. The Company has a valuation allowance related to these deferred tax assets for net operating loss carryforwards in the amounts of $37 million and $34 million as of December 31, 2017 and 2016. The Company has foreign net operating loss carryforwards resulting in deferred tax assets as of December 31, 2017 and 2016 of $86 million and $174 million, respectively. The Company has a full valuation allowance against the net operating losses as of December 31, 2017 and a valuation allowance of $143 million as of December 31, 2016. As of December 31, 2017 and 2016, the Company had foreign tax credit carryforwards of $3 million and $1 million, respectively, which expire between 2020 and 2027.

The Company participates in the IRS' Compliance Assurance Process (CAP), which is a real-time continuous audit. The IRS has completed its review for years through 2015. Currently, we believe the ultimate resolution of the IRS examinations will not result in a material adverse effect to the Company's financial position or results of operations. Substantially all material foreign income tax return matters have been concluded through 2010. Substantially all state income tax returns have been concluded through 2011.
The Company provides for United States income taxes on earnings of foreign subsidiaries unless they are considered indefinitely reinvested outside the United States.  As of December 31, 2016, neither U.S. income nor foreign income taxes had been provided on a cumulative total of $813 million of such earnings.  As of December 31, 2017, the Company has a cumulative total of $930 million of earnings that are indefinitely reinvested outside of the United States. Due to changes introduced by the Tax Act, the Company provided for U.S. income tax on such earnings in 2017. As of December 31, 2017, the Company has not provided foreign income taxes on such earnings. At this time, a determination of the amount of unrecognized deferred tax liability is not practicable.

As of December 31, 2017 and 2016, the Company had gross unrecognized tax benefits of $75 million and $87 million of which $56 million and $67 million would favorably impact our income tax rate in the event that the unrecognized tax benefits are recognized.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following table reconciles the gross amounts of unrecognized tax benefits at the beginning and end of the period (in millions):

Gross Amount
Amounts of unrecognized tax benefits as of January 1, 2016	$98
Amount of decreases due to lapse of the applicable statute of limitations	(4)
Amount of decreases due to settlements	(23)
Increases as a result of tax positions taken in the current period	2
Increases as a result of tax positions taken in a prior period	14
Amount of unrecognized tax benefit as of December 31, 2016	87
Amount of decreases due to lapse of the applicable statute of limitations	(12)
Amount of decreases due to settlements	(19)
Increases as a result of tax positions taken in the current period	5
Increases as a result of tax positions taken in a prior period	14
Amount of unrecognized tax benefit as of December 31, 2017	$75

The total amount of interest expense recognized in the Consolidated Statements of Earnings for unpaid taxes is $5 million, $6 million and $2 million for the years ended December 31, 2017, 2016 and 2015, respectively. The total amount of interest and penalties included in the Consolidated Balance Sheets is $22 million and $25 million as of December 31, 2017 and 2016, respectively. Interest and penalties are recorded as a component of income tax expense in the Consolidated Statements of Earnings.

Due to the expiration of various statutes of limitation in the next twelve months, an estimated $3 million of gross unrecognized tax benefits may be recognized during that twelve-month period.

On December 22, 2017, H.R. 1, originally known as the Tax Cuts and Jobs Act, the "Act", was signed into law. The Act included significant changes to the Internal Revenue Code. Changes impacting the Company were the decrease in the corporate Federal rate from 35% to 21%, the transition to a territorial system of taxation from a worldwide system, and a one-time tax on the deemed repatriation of cumulative foreign earnings and profits. The Company has included in its December 31, 2017 tax provision its best estimate of the impact of the Act based on its understanding of the Act and the related guidance issued as of the date of this filing. The Company recorded a tax benefit of approximately $751 million related to re-measurement of its net deferred tax liabilities using the decreased federal rate, tax expense related to the one-time deemed repatriation tax of approximately $68 million, and a tax benefit of approximately $30 million related to the release of the tax liability for earnings previously not considered to be indefinitely reinvested. The Company also recorded a tax benefit of approximately $48 million related to foreign taxes which are now available to partially offset the deemed repatriation tax.

On December 22, 2017, the SEC issued SEC Staff Accounting Bulletin No. 118 (SAB 118) providing a measurement period for determining the final financial statement impacts from the Act. This guidance allows a registrant to report provisional amounts for the effects of the law change when accounting for the change can be reasonably estimated but the final accounting is not complete. Provisional items included in the December 31, 2017 financial statements are tax expense related to the one-time deemed repatriation tax of approximately $68 million, and a tax benefit of approximately $30 million related to the release of the US tax liability for earnings previously not considered to be indefinitely reinvested. These items are provisional because the data necessary for their computation is not yet fully available. Additional collection and review of data in determining cash and cash equivalents and applicable tax attributes necessary for the computation of these provisional items is required and will be compiled and evaluated within the measurement period allowed by SAB 118. As the provisional amounts are finalized during the measurement period, the required adjustments, if any, will be recorded in the quarter when the final amount is determined.

(15)    Commitments and Contingencies

Reliance Trust Claims

Reliance Trust Company, the Company’s subsidiary, is named as a defendant in a class action arising out of its provision of services as the discretionary trustee for a 401(k) Plan for one of its customers. Plaintiffs in the action seek damages and

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attorneys’ fees, as well as equitable relief, for alleged breaches of fiduciary duty and prohibited transactions under the Employee Retirement Income Security Act of 1974. The action also makes claims against the Plan's sponsor and recordkeeper. Reliance Trust Company is vigorously defending the action and believes that it has meritorious defenses. While we believe that the ultimate resolution of the matter will not have a material impact on our financial condition, we are unable at this time to make an estimate of potential losses arising from the action because the matter is still in pretrial proceedings and involves unresolved questions of fact and law.

Brazilian Tax Authorities Claims

In 2004, Proservvi Empreendimentos e Servicos, Ltda., the predecessor to Fidelity National Servicos de Tratamento de Documentos e Informatica Ltda. (“Servicos”), a subsidiary of Fidelity National Participacoes Ltda., our former item processing and remittance services operation in Brazil, acquired certain assets and employees and leased certain facilities from the Transpev Group (“Transpev”) in Brazil. Transpev’s remaining assets were later acquired by Prosegur, an unrelated third party. When Transpev discontinued its operations after the asset sale to Prosegur, it had unpaid federal taxes and social contributions owing to the Brazilian tax authorities. The Brazilian tax authorities brought a claim against Transpev and beginning in 2012 brought claims against Prosegur and Servicos on the grounds that Prosegur and Servicos were successors in interest to Transpev. To date, the Brazilian tax authorities filed 11 claims against Servicos asserting potential tax liabilities of approximately $15 million. There are potentially 24 additional claims against Transpev/Prosegur for which Servicos is named as a co-defendant or may be named, but for which Servicos has not yet been served. These additional claims amount to approximately $56 million making the total potential exposure for all 35 claims approximately $71 million. We do not believe a liability for these 35 total claims is probable and, therefore, have not recorded a liability for any of these claims.

Acquired Contingencies (SunGard)

The Company became responsible for certain contingencies which were assumed in the SunGard acquisition. The Consolidated Balance Sheet as of December 31, 2017 includes a liability of $75 million mostly related to unclaimed property examinations and tax compliance matters.

Indemnifications and Warranties

The Company generally indemnifies its clients, subject to certain limitations and exceptions, against damages and costs resulting from claims of patent, copyright, or trademark infringement associated solely with its customers' use of the Company's software applications or services. Historically, the Company has not made any material payments under such indemnifications, but continues to monitor the conditions that are subject to the indemnifications to identify whether it is probable that a loss has occurred, and would recognize any such losses when they are estimable. In addition, the Company warrants to customers that its software operates substantially in accordance with the software specifications. Historically, no material costs have been incurred related to software warranties and no accruals for warranty costs have been made.

 Leases

The Company leases certain of its property under leases which expire at various dates. Several of these agreements include escalation clauses and provide for purchases and renewal options for periods ranging from one to five years.

Future minimum operating lease payments for leases with remaining terms greater than one year for each of the years in the five years ending December 31, 2022, and thereafter, in the aggregate, are as follows (in millions):

2018	$87
2019	79
2020	62
2021	46
2022	28
Thereafter	42
Total	$344

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In addition, the Company has operating lease commitments relating to office equipment and computer hardware with annual lease payments of approximately $3 million per year that renew on a short-term basis. See Note 6 for information on the Company's capital lease obligations.

Rent expense incurred under all operating leases during the years ended December 31, 2017, 2016 and 2015, was $134 million, $143 million and $93 million, respectively.

Data Processing, Maintenance and Other Service Agreements.  The Company has agreements with various vendors, which expire between 2017 and 2023, principally for portions of its computer data processing operations and related functions. The Company’s estimated aggregate contractual obligation remaining under these agreements was approximately $420 million as of December 31, 2017. However, this amount could be more or less depending on various factors such as the inflation rate, foreign exchange rates, the introduction of significant new technologies, or changes in the Company’s data processing needs.

(16)    Employee Benefit Plans

Stock Purchase Plan

FIS employees participate in an Employee Stock Purchase Plan (ESPP). Eligible employees may voluntarily purchase, at current market prices, shares of FIS’ common stock through payroll deductions. Pursuant to the ESPP, employees may contribute an amount between 3% and 15% of their base salary and certain commissions. Shares purchased are allocated to employees based upon their contributions. The Company contributes a matching amount as specified in the ESPP of 25% of the employee's contribution. The Company recorded expense of $14 million, $19 million and $26 million, respectively, for the years ended December 31, 2017, 2016 and 2015, relating to the participation of FIS employees in the ESPP.

401(k) Profit Sharing Plans

The Company’s U.S. employees are covered by a qualified 401(k) plan. Eligible employees may contribute up to 40% of their pretax annual compensation, up to the amount allowed pursuant to the Internal Revenue Code. The Company generally matches 50% of each dollar of employee contribution up to 6% of the employee’s total eligible compensation. The Company recorded expense of $80 million, $80 million and $38 million, respectively, for the years ended December 31, 2017, 2016 and 2015, relating to the participation of FIS employees in the 401(k) plan.

SunGard and its subsidiaries also maintained savings and other defined contribution plans in and outside of the U.S. The U.S. 401(k) plan was frozen with respect to new contributions effective with the SunGard acquisition and during 2016 was merged with the FIS plan, in which legacy SunGard employees now participate.

Stock Compensation Plans

In 2008, the Company adopted the FIS 2008 Omnibus Incentive Plan ("FIS Plan"). The FIS Plan was amended and restated in 2013 and combined with a plan assumed in conjunction with the 2009 Metavante acquisition ("FIS Restated Plan"). The restatement authorized an additional 6 million shares for issuances, which was approved by stockholders in 2013. In May 2015, another 12 million shares were authorized for issuance under the FIS Restated Plan and approved by stockholders. Restricted stock awards and options granted under the FIS Restated Plan for the years ended 2017, 2016, and 2015 are subject to time- and performance-based vesting criteria.

On November 30, 2015, in conjunction with the SunGard acquisition, the Company registered an additional 10 million shares, representing the remaining shares available for issuance under the SunGard 2005 Management Incentive Plan, as amended ("the SG Plan"), immediately prior to the consummation of the SunGard acquisition. These shares are now available for grant under the FIS Restated Plan for legacy SunGard employees and new FIS employees.

Also on November 30, 2015, in conjunction with the SunGard acquisition, the Company registered up to approximately 2 million shares of FIS common stock on a Post-Effective Amendment on Form S-8, reserved for issuance with respect to converted restricted stock units ("RSU's") under the SG Plan. This SG Plan will remain in existence until such time as these RSU's vest and the shares are exercised or the SG Plan is otherwise terminated.

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A summary of the options granted (all of which vest over three years and are subject to performance-based vesting criteria), outstanding and shares available for grant under the FIS Restated Plan follows (in millions):

FIS Restated Plan
Available for grant as of December 31, 2015	26
Granted in 2016	5
Outstanding as of December 31, 2016	17
Available for grant as of December 31, 2016	21
Granted in 2017	4
Outstanding as of December 31, 2017	15
Available for grant as of December 31, 2017	17

The following schedule summarizes the stock option activity for the years ended December 31, 2017, 2016 and 2015 (in millions except for per share amounts):

	Shares	Weighted Average Exercise Price
Balance, December 31, 2014	15	$41.56
Granted	3	65.91
Exercised	(2)	29.67
Cancelled	—	54.08
Balance, December 31, 2015	16	47.19
Granted	5	63.58
Exercised	(3)	36.15
Cancelled	(1)	62.25
Balance, December 31, 2016	17	53.21
Granted	4	80.05
Exercised	(5)	44.72
Cancelled	(1)	70.50
Balance, December 31, 2017	15	61.97

The intrinsic value of options exercised during the years ended December 31, 2017, 2016 and 2015 was $196 million, $103 million and $73 million, respectively. The Company generally issues shares from treasury stock for stock options exercised.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following table summarizes information related to stock options outstanding and exercisable as of December 31, 2017:

	Outstanding Options				Exercisable Options
Range of Exercise Price	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Intrinsic Value as of December 31, 2017 (a)	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Intrinsic Value as of December 31, 2017 (a)
	(In millions)			(In millions)	(In millions)			(In millions)
$ 0.00 - $ 34.33	1	1.40	$30.05	$81	1	1.40	$30.05	$81
$ 34.34 - $ 48.75	2	2.76	48.75	100	2	2.76	48.75	100
$ 48.76 - $ 59.91	3	3.81	58.19	93	2	3.80	58.17	63
$ 59.92 - $ 62.92	3	5.21	62.92	94	1	5.22	62.92	30
$ 62.93 - $ 66.62	2	4.71	65.78	59	1	4.60	65.52	25
$ 66.63 - $ 93.36	4	6.14	80.03	53	—	3.87	79.41	1
$ 0.00 - $ 93.36	15	4.45	61.97	$480	7	3.35	51.99	$300
_________________________

(a)	Intrinsic value is based on a closing stock price as of December 31, 2017 of $94.09.

The weighted average fair value of options granted during the years ended December 31, 2017, 2016 and 2015 was estimated to be $12.78, $9.35 and $10.67, respectively, using the Black-Scholes option pricing model with the assumptions below:

	2017	2016	2015
Risk free interest rate	1.8%	1.2%	1.4%
Volatility	20.1%	20.4%	21.7%
Dividend yield	1.4%	1.6%	1.6%
Weighted average expected life (years)	4.2	4.2	4.2

The Company estimates future forfeitures at the time of grant and revises those estimates in subsequent periods if actual forfeitures differ from those estimates.  The Company bases the risk-free interest rate that is used in the stock option valuation model on U.S. Treasury securities issued with maturities similar to the expected term of the options.  The expected stock volatility factor is determined using historical daily price changes of the Company's common stock over the most recent period commensurate with the expected term of the option and the impact of any expected trends.  The dividend yield assumption is based on the current dividend yield at the grant date or management's forecasted expectations. The expected life assumption is determined by calculating the average term from the Company's historical stock option activity and considering the impact of expected future trends.

The Company granted a total of 1 million restricted stock shares at prices ranging from $79.44 to $93.36 on various dates in 2017. The Company granted a total of 1 million restricted stock shares at prices ranging from $56.44 to $79.41 on various dates in 2016. The Company granted a total of 1 million restricted stock shares at prices ranging from $61.33 to $69.33 on various dates in 2015. These restricted stock shares were granted at the closing market price on the date of grant, vest annually over three years and are subject to performance-based vesting criteria. As of December 31, 2017 and 2016, we have approximately 2 million and 3 million unvested restricted shares remaining. The December 31, 2017 balance includes those RSU's converted in connection with the SunGard acquisition as noted above.

The Company has provided for total stock compensation expense of $107 million, $137 million and $98 million for the years ended December 31, 2017, 2016 and 2015, respectively, which is included in selling, general, and administrative expense in the Consolidated Statements of Earnings, unless the expense is attributable to a discontinued operation.

As of December 31, 2017 and 2016, the total unrecognized compensation cost related to non-vested stock awards is $111 million and $141 million, respectively, which is expected to be recognized in pre-tax income over a weighted average period of 1.5 years and 1.4 years, respectively.

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German Pension Plans

Our German operations have unfunded, defined benefit plan obligations. These obligations relate to benefits to be paid to German employees upon retirement. The accumulated benefit obligation as of December 31, 2017 and 2016, was $57 million and $49 million, respectively, and the projected benefit obligation was $57 million and $50 million, respectively. The plan remains unfunded as of December 31, 2017.

(17)    Divestitures and Discontinued Operations

On July 31, 2017, FIS closed on the sale of a majority ownership stake in its Capco consulting business and risk and compliance consulting business to Clayton, Dubilier & Rice L.P., by and through certain funds that it manages ("CD&R"), for cash proceeds of approximately $469 million, resulting in a pre-tax loss of approximately $41 million. The divestiture is consistent with our strategy to focus on our IP-led businesses. CD&R acquired preferred units convertible into 60% of the common units of the venture, Cardinal Holdings, L.P. ("Cardinal") and FIS obtained common units representing the remaining 40%, in each case before equity is issued to management. The preferred units are entitled to a quarterly dividend at an annual rate of 12%, payable in cash (if available) or additional preferred units at FIS' option. The businesses sold were included within the GFS and IFS segments. The sale did not meet the standard necessary to be reported as discontinued operations; therefore, the pre-tax loss and related prior period earnings remain reported within earnings from continuing operations. Prior to the sale, the Capco consulting business and risk and compliance consulting business' pre-tax earnings, excluding certain unallocated corporate costs, for the periods ended December 31, 2017, 2016 and 2015 were $14 million, $55 million, and $60 million, respectively.

FIS' 40% ownership in Cardinal was initially valued at $172 million and was recorded as an equity method investment included within other noncurrent assets on the Consolidated Balance Sheet. After the sale on July 31, 2017, FIS began to recognize the investment earnings in after-tax equity method investment earnings outside of operating income and segment Adjusted EBITDA. For periods prior to July 31, 2017, the Capco consulting business and risk and compliance consulting business were included within operating income and segment Adjusted EBITDA.

On February 1, 2017, the Company closed on the sale of the PS&E business for $850 million, resulting in a pre-tax gain of $85 million. The transaction included all PS&E solutions, which provided a comprehensive set of technology solutions to address public safety and public administration needs of government entities as well as the needs of K-12 school districts. The divestiture is consistent with our strategy to serve the financial services markets. Cash proceeds were used to reduce outstanding debt (Note 12). Net cash proceeds after payment of taxes and transaction-related expenses were approximately $500 million. The PS&E business was included in the Corporate and Other segment. The sale did not meet the standard necessary to be reported as discontinued operations; therefore, the gain and related prior period earnings remain reported within earnings from continuing operations. Prior to the sale, PS&E's pre-tax earnings, excluding certain unallocated corporate costs, for the periods ended December 31, 2017, 2016 and 2015 were $3 million, $42 million, and $6 million, respectively.

During the second quarter of 2015, we sold certain assets associated with our gaming industry check warranty business, resulting in a pre-tax gain of $139 million, which is included in Other income (expense), net. The sale did not meet the standard necessary to be reported as discontinued operations; therefore, the gain and related prior period earnings remain reported within earnings from continuing operations.

As described below, certain operations are reported as discontinued in the Consolidated Statements of Earnings for the years ended December 31, 2017, 2016 and 2015. The earnings (losses) of the businesses included in discontinued operations for the periods presented were as follows:

Earnings (loss) from discontinued operations net of tax:	2017	2016	2015
eCas business line	$—	$—	$(4)
Participacoes operations	—	1	(3)
Total discontinued operations	$—	$1	$(7)

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China eCas Business Line

During the second quarter of 2014, the Company committed to a plan to sell our business operation that provides eCas core banking software solutions to small financial institutions in China because it did not align with our strategic plans. We entered into a purchase agreement in January 2015 to sell this business and the transaction closed during the second quarter of 2015.

Brazil Item Processing and Remittance Services Operations

During the third quarter of 2010, the Company decided to pursue strategic alternatives for Fidelity National Participacoes Ltda. (“Participacoes”). Participacoes' processing volume was transitioned to other vendors or back to its clients during the second quarter of 2011. Participacoes had earnings (losses) before taxes of $0 million, $2 million and $(5) million during the years ended December 31, 2017, 2016 and 2015, respectively. The shut-down activities involved the transfer and termination of approximately 2,600 employees, which was completed in 2011. Former employees generally had up to two years from the date of terminations, extended through April 2013, to file labor claims and a number of them did file labor claims. As of December 31, 2017, there were approximately 320 active claims remaining. Consequently, we have continued exposure on these active claims, which were not transferred with other assets and liabilities in the disposal. Our accrued liability for active labor claims, net of $9 million in court ordered deposits, is $9 million as of December 31, 2017. Any changes in the estimated liability related to these labor claims will be recorded as discontinued operations.

(18)    Components of Other Comprehensive Earnings

The following table shows accumulated other comprehensive earnings ("AOCE") attributable to FIS by component, net of tax, for the year ended December 31, 2017 (in millions):

		Foreign
	Interest Rate	Currency
	Swap	Translation
	Contracts	Adjustments	Other (1)	Total
Balances, December 31, 2016	$1	$(314)	$(18)	$(331)
Other comprehensive gain/(loss) before reclassifications	(1)	25	(25)	(1)
Balances, December 31, 2017	$—	$(289)	$(43)	$(332)

(1)
Includes the minimum pension liability adjustment and the cash settlement payment on treasury lock contracts associated with bridge financing for the SunGard acquisition. This amount will be amortized as an adjustment to interest expense over the ten years in which the related interest payments that were hedged are recognized in income.

The amount reclassified from AOCE for interest rate derivative contracts includes $1 million recorded as interest expense, reduced by a related $0 million provision for income taxes. See Note 14 for the tax provision associated with each component of other comprehensive income.

(19)    Related Party Transactions

Cardinal Holdings

On July 31, 2017, FIS closed on the sale of a majority ownership stake in the Capco consulting business and risk and compliance consulting business to CD&R. CD&R acquired a 60% interest in the entity, Cardinal, and FIS obtained the remaining 40% interest, in each case before equity issued to management (Note 17). Cardinal became a related party effective July 31, 2017.

Upon closing on the sale of the Capco consulting business and risk and compliance consulting business, FIS and Cardinal entered into a short-term Transition Services Agreement ("TSA"), whereby FIS provides various agreed upon services to Cardinal. FIS also provides ongoing management consulting services and other services to Cardinal. Amounts transacted through these agreements were not significant to the 2017 periods presented.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Capco continues to provide Banco Bradesco S.A. ("Banco Bradesco") with consulting services. Capco revenue and related party receivables from Banco Bradesco through the July 31, 2017 closing is included below under Brazilian Venture revenue from Banco Bradesco.

Brazilian Venture

The Company operates a joint venture ("Brazilian Venture") with Banco Bradesco S.A. ("Banco Bradesco") in which we own a 51% controlling interest, to provide comprehensive, fully outsourced transaction processing, call center, cardholder support and collection services to multiple card issuing clients in Brazil, including Banco Bradesco. The original accounting for this transaction resulted in the establishment of a contract intangible asset and a liability for amounts payable to the original partner banks upon final migration of their respective card portfolios and achieving targeted volumes (the “Brazilian Venture Notes”). The unamortized contract intangible asset balance as of December 31, 2017 was $67 million. Upon the exit of one partner bank, certain terms of the Brazilian Venture were subsequently renegotiated between Banco Bradesco and FIS and were memorialized in an Amended Association Agreement in November 2010. Among other things, the payout for the Brazilian Venture Notes was extended over a ten-year period. Additional performance remuneration provisions upon the achievement of targeted account and transaction volumes were renegotiated, for which additional related party payables were recorded as of December 31, 2012, based on management's expectation that the targets will be met. The passage of time and the achievement of certain targets triggered payments to Banco Bradesco of $6 million and $6 million in 2017 and 2016, respectively. In addition, the board of directors for the Brazilian Venture declared a dividend during the years ended December 31, 2017 and 2016, resulting in payments of $23 million and $20 million respectively, to Banco Bradesco. The carrying value of the noncontrolling interest as of December 31, 2017 was $102 million.

The Company recorded revenues of $329 million, $272 million and $237 million during the years ended December 31, 2017, 2016 and 2015, respectively, from Banco Bradesco. Revenues included $24 million of favorable and $12 million of unfavorable currency impact during the years ended December 31, 2017 and 2016, respectively, resulting from foreign currency exchange rate fluctuations between the U.S. Dollar and Brazilian Real in 2017 as compared to 2016 and 2016 as compared to 2015.

The Brazilian Venture currently processes approximately 73 million cards for clients in Brazil and provides call center, cardholder support and collection services for their card portfolios.

A summary of the Company’s related party receivables and payables is as follows (in millions):

		December 31,
Related Party	Balance sheet location	2017	2016
Banco Bradesco	Trade receivables	$47	$42
Banco Bradesco	Contract assets	5	2
Banco Bradesco	Accounts payable and accrued liabilities	10	10
Banco Bradesco	Other long-term liabilities	17	22

(20)    Concentration of Risk

The Company generates a significant amount of revenues from large clients, however, no individual client accounted for 10% or more of total revenues in the years ended December 31, 2017, 2016 and 2015.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and trade receivables.

The Company places its cash equivalents with high credit-quality financial institutions and, by policy, limits the amount of credit exposure with any one financial institution.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Concentrations of credit risk with respect to trade receivables are limited because a large number of geographically diverse clients make up the Company’s client base, thus spreading the trade receivables credit risk. The Company controls credit risk through monitoring procedures.

(21)    Segment Information

In 2015, FIS finalized a reorganization and began reporting its financial performance based on three segments: Integrated Financial Solutions (“IFS”), Global Financial Solutions (“GFS”) and Corporate and Other. We recast all previous periods to conform to the new segment presentation. Following our November 30, 2015 acquisition of SunGard, the SunGard business was included within the GFS segment as its economic characteristics, international business model, and various other factors largely aligned with those of our GFS segment. As we further integrated the acquired SunGard businesses through March 31, 2016, we reclassified certain SunGard businesses (corporate liquidity and wealth and retirement) that are oriented more to the retail banking and payments activities of IFS into that segment. Certain other businesses from both SunGard (public sector and education businesses, which was divested on February 1, 2017), and legacy FIS (global commercial services and retail check processing) were reclassified to the Corporate and Other segment, as were SunGard administrative expenses.

Integrated Financial Solutions ("IFS")

The IFS segment is focused primarily on serving North American clients for transaction and account processing, payment solutions, channel solutions, lending and wealth and retirement solutions, corporate liquidity, digital channels, risk and compliance solutions, and services, capitalizing on the continuing trend to outsource these solutions. Clients in this segment include regional and community banks, credit unions and commercial lenders, as well as government institutions, merchants and other commercial organizations. IFS’ primary software applications function as the underlying infrastructure of a financial institution's processing environment. These applications include core bank processing software, which banks use to maintain the primary records of their customer accounts, and complementary applications and services that interact directly with the core processing applications. This market is primarily served through integrated solutions and characterized by multi-year processing contracts that generate highly recurring revenues. The predictable nature of cash flows generated from this segment provides opportunities for further investments in innovation, integration, information and security, and compliance in a cost-effective manner. The business solutions in this segment included the risk and compliance consulting business through its divestiture on July 31, 2017 (Note 17).

Global Financial Solutions ("GFS")

The GFS segment is focused on serving the largest global financial institutions and/or international financial institutions with a broad array of capital markets and asset management and insurance solutions, as well as banking and payments solutions.

GFS clients include the largest global financial institutions, including those headquartered in the United States, as well as all international financial institutions we serve as clients in more than 130 countries. These institutions face unique business and regulatory challenges and account for the majority of financial institution information technology spend globally. The purchasing patterns of GFS clients vary from those of IFS clients who typically purchase solutions on an outsourced basis. GFS clients purchase our solutions and services in various ways including licensing and managing technology “in-house”, fully outsourced end-to-end solutions, and using consulting and third-party service providers. We have long-established relationships with many of these financial institutions that generate significant recurring revenue. GFS clients also include asset managers, buy- and sell-side securities and trading firms, insurers and private equity firms. This segment also includes the Company's consolidated Brazilian Venture (see Note 19 of the Notes to Consolidated Financial Statements). The business solutions in this segment included the Capco consulting business through its divestiture on July 31, 2017 (Note 17).

Corporate and Other

The Corporate and Other segment consists of corporate overhead expense, certain leveraged functions and miscellaneous expenses that are not included in the operating segments, as well as certain non-strategic businesses. The business solutions in this segment included the PS&E business through its divestiture on February 1, 2017 (Note 17), commercial services and retail check processing. The overhead and leveraged costs relate to marketing, corporate finance and accounting, human resources, legal, and amortization of acquisition-related intangibles and other costs that are not considered when management evaluates revenue generating segment performance, such as acquisition, integration and severance costs. The Corporate and Other segment also includes the impact on revenue for 2017, 2016 and 2015 of adjusting SunGard's deferred revenue to fair value.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

During 2017 and 2016 the Company recorded certain costs relating to integration and severance activity primarily from the SunGard acquisition of $178 million and $281 million, respectively. During 2015 the Company recorded transaction and other costs, including integration activity, related to SunGard and other recent acquisitions and other severance costs of $171 million and severance costs in connection with the reorganization and streamlining of operations in our GFS segment of $45 million.

Adjusted EBITDA

This measure is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, Adjusted EBITDA, as it relates to our segments, is presented in conformity with Accounting Standards Codification Topic 280, "Segment Reporting". Adjusted EBITDA is defined as EBITDA (defined as net income (loss) before net interest expense, income tax provision (benefit) and depreciation and amortization, including amortization of purchased intangibles), plus certain non-operating items. The non-operating items affecting the segment profit measure generally include acquisition accounting adjustments, acquisition, integration and severance costs, and restructuring expenses. For consolidated reporting purposes, these costs and adjustments are recorded in the Corporate and Other segment for the periods discussed below. Adjusted EBITDA for the respective segments excludes the foregoing costs and adjustments.

Summarized financial information for the Company’s segments is shown in the following tables reclassified to conform to the current segment presentation.
As of and for the year ended December 31, 2017 (in millions):

	IFS	GFS	Corporate and Other	Total
Revenues	$4,260	$4,050	$358	$8,668
Operating expenses	2,692	2,990	1,554	7,236
Depreciation and amortization from continuing operations	306	263	67	636
Purchase accounting amortization	—	—	731	731
EBITDA	1,874	1,323	(398)	2,799
Acquisition deferred revenue adjustment	—	—	7	7
Acquisition, integration and severance costs	—	—	178	178
Adjusted EBITDA	$1,874	$1,323	$(213)	$2,984

EBITDA				$2,799
Interest expense, net				337
Depreciation and amortization from continuing operations				636
Purchase accounting amortization				731
Other income (expense) unallocated				(122)
Provision (benefit) for income taxes				(321)
Net earnings (loss) from discontinued operations				—
Net earnings attributable to noncontrolling interest				33
Net earnings attributable to FIS common stockholders				$1,261
Capital expenditures (1)	$374	$301	$22	$697
Total assets	$10,663	$8,437	$5,424	$24,524
Goodwill	$7,662	$5,898	$170	$13,730
(1) Capital expenditures include $84 million of capital leases and other financing obligations.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

As of and for the year ended December 31, 2016 (in millions):

	IFS	GFS	Corporate and Other	Total
Revenues	$4,178	$4,183	$470	$8,831
Operating expenses	2,649	3,219	1,734	7,602
Depreciation and amortization from continuing operations	262	241	65	568
Purchase accounting amortization	1	6	578	585
EBITDA	1,792	1,211	(621)	2,382
Acquisition deferred revenue adjustment	—	—	192	192
Acquisition, integration and severance costs	—	—	281	281
Adjusted EBITDA	$1,792	$1,211	$(148)	$2,855

EBITDA				$2,382
Interest expense, net				383
Depreciation and amortization from continuing operations				568
Purchase accounting amortization				585
Other income (expense) unallocated				(9)
Provision for income taxes				291
Net earnings (loss) from discontinued operations				1
Net earnings attributable to noncontrolling interest				22
Net earnings attributable to FIS common stockholders				$525
Capital expenditures (1)	$294	$317	$48	$659
Total assets	$10,231	$9,106	$6,683	$26,020
Goodwill	$7,676	$6,332	$170	$14,178
(1) Capital expenditures include $43 million of capital leases.

As of and for the year ended December 31, 2015 (in millions):

	IFS	GFS	Corporate and Other	Total
Revenues	$3,485	$2,349	$426	$6,260
Operating expenses	2,148	1,955	1,070	5,173
Depreciation and amortization from continuing operations	216	144	58	418
Purchase accounting amortization	1	3	234	238
EBITDA	1,554	541	(352)	1,743
Acquisition deferred revenue adjustment	—	—	48	48
Acquisition, integration and severance costs	—	—	171	171
Global restructure	$—	$—	$45	45
Adjusted EBITDA	$1,554	$541	$(88)	2,007

EBITDA				$1,743
Interest expense, net				183
Depreciation and amortization from continuing operations				418
Purchase accounting amortization				238
Other income (expense) unallocated				121
Provision for income taxes				375
Net earnings (loss) from discontinued operations				(7)
Net earnings attributable to noncontrolling interest				19
Net earnings attributable to FIS common stockholders				$624
Capital expenditures (1)	$235	$168	$21	$424
Total assets	$10,007	$9,579	$6,598	$26,184
Goodwill	$7,676	$6,605	$464	$14,745
(1) Capital expenditures include $9 million of capital leases.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Total assets as of December 31, 2017, 2016 and 2015 exclude $2 million, $6 million and $1 million, respectively, related to discontinued operations.

Revenue generated from contracts executed outside of our North American operations represented approximately 27%, 29% and 24% of total revenue in 2017, 2016 and 2015, respectively. Clients in Brazil, the United Kingdom, Germany, India, France, Switzerland and Australia accounted for the majority of the revenues from clients based outside of North America for all periods presented. FIS conducts business in over 130 countries, with no individual country outside of North America accounting for more than 10% of total revenue for the years ended December 31, 2017, 2016 and 2015.

Long-term assets, excluding goodwill and other intangible assets, located outside of the United States totaled $559 million and $510 million as of December 31, 2017 and 2016, respectively. These assets are predominantly located in Brazil, India, Germany and the United Kingdom.

(22)    Share Repurchase Program

Our Board of Directors has approved a series of plans authorizing repurchases of our common stock in the open market at prevailing market prices or in privately negotiated transactions, the most current of which on July 20, 2017, authorized repurchases of up to $4.0 billion through December 31, 2020. This share repurchase authorization replaced any existing share repurchase authorization plan. Approximately $3,895 million of plan capacity remained available for repurchases as of December 31, 2017.

The table below summarizes annual share repurchase activity under these plans (in millions, except per share amounts):

			Total cost of shares
			purchased as part of
	Total number of	Average price	publicly announced
Year ended	shares purchased	paid per share	plans or programs
December 31, 2017	1	$93.24	$105
December 31, 2016	—	$—	$—
December 31, 2015	5	$66.10	$300

There were no share repurchases in 2016.

During January and February 2018, we repurchased an additional 4 million shares of our common stock for $401 million at an average price of $97.70 per share.